UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.)

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MB Financial, Inc.

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800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562

April 7, 2010

Dear Fellow Stockholder:

    On behalf of the Board of Directors and management of MB Financial, Inc. (the “Company”), I cordially invite you to attend the Company’s Annual Meeting of Stockholders.  The meeting will be held at 8:30 a.m., local time, on Wednesday, May 19, 2010 at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois.

    At the meeting, stockholders will vote on (i) the election of three directors of the Company, (ii) an advisory (non-binding) vote on executive compensation, (iii) the ratification of the appointment of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010, (iv) if properly presented at the meeting, a non-binding stockholder proposal requesting the Board of Directors to take the necessary steps to provide expense reimbursement in contested director elections, and (v) if properly presented at the meeting, a non-binding stockholder proposal requesting the Board to take the necessary steps to declassify the Board.  The Board of Directors recommends that you vote FOR the election of each of the director nominees named in the accompanying proxy statement, FOR the advisory vote on executive compensation, FOR the ratification of the appointment of McGladrey & Pullen, LLP and AGAINST the two stockholder proposals.

    This year we are again using a Securities and Exchange Commission rule to furnish our proxy statement, 2009 Annual Report on Form 10-K and proxy card over the internet to stockholders.  This means that most stockholders will not receive paper copies of these documents.  Instead, these stockholders will receive only a notice containing instructions on how to access the proxy materials over the internet.  This rule allows us to lower the costs of delivering the annual meeting materials and reduce the environmental impact of the meeting.  If you received only the notice and would like to receive a copy of the printed materials, the notice contains instructions on how you can request copies of these documents.

    I encourage you to attend the meeting in person.  Whether or not you plan to attend, however, please read the enclosed proxy statement and then vote by submitting your proxy as promptly as possible.  Voting as early as possible will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

    Thank you for your attention to this important matter.

Very truly yours,

Mitchell Feiger
President and Chief Executive Officer

800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 19, 2010

    Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of MB Financial, Inc. (the “Company”) will be held at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois at 8:30 a.m., local time, on Wednesday, May 19, 2010.

    The Meeting is for the purpose of considering and acting upon:

1.	the election of three directors of the Company;

2.	an advisory (non-binding) vote on executive compensation;

3.	the ratification of the appointment of McGladrey & Pullen LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2010;

4.	if properly presented at the Meeting, a non-binding stockholder proposal requesting the Board of Directors to take the necessary steps to provide expense reimbursement in contested director elections;

5.	if properly presented at the Meeting, a non-binding stockholder proposal requesting the Board to take the necessary steps to declassify the Board; and

6.	such other matters as may properly come before the Meeting, or any adjournments or postponements of the Meeting.

    The Board of Directors is not aware of any other business to properly come before the Meeting.  The Board of Directors recommends a vote FOR the election of each of the director nominees named in the accompanying proxy statement, FOR the advisory vote on executive compensation, FOR the ratification of the appointment of McGladrey & Pullen, LLP, AGAINST the stockholder proposal requesting the Board to take the necessary steps to provide expense reimbursement in contested director elections, and AGAINST the stockholder proposal requesting the Board to take the necessary steps to declassify the Board.

    Stockholders of record at the close of business on March 12, 2010 are the stockholders entitled to vote at the Meeting and any adjournments or postponements of the Meeting.  Stockholders may vote in person at the Meeting or by proxy.  Note, however, that if you hold your shares in street name through a bank, broker or other nominee and wish to vote your shares in person at the Meeting, then you must obtain a legal proxy from the holder of record authorizing you to do so by contacting your bank, broker or other nominee.  The Company reserves the right to limit admission to the Meeting to stockholders of record and persons holding shares in street name who provide appropriate documentation of beneficial ownership, such as a recent brokerage account statement.

By Order of the Board of Directors

Mitchell Feiger
President and Chief Executive Officer

Chicago, Illinois
April 7, 2010

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING.

PROXY STATEMENT

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562
_____________________

ANNUAL MEETING OF STOCKHOLDERS
May 19, 2010

    This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of MB Financial, Inc., a Maryland corporation (the “Company,” “we,” “us,” “our”), of proxies to be used at our Annual Meeting of Stockholders (the “Meeting”), to be held at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois at 8:30 a.m., local time, on Wednesday, May 19, 2010, and all adjournments and postponements of the Meeting.

    The accompanying Notice of Annual Meeting and proxy and this Proxy Statement are first being made available to stockholders on or about April 7, 2010.

    At the Meeting, our stockholders will be asked to consider and vote upon (i) the election of three directors of the Company, each for a three-year term, (ii) an advisory (non-binding) vote on executive compensation, (iii) the ratification of the appointment of McGladrey & Pullen LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2010, (iv) if properly presented at the Meeting, a non-binding stockholder proposal requesting the Board to take the necessary steps to provide expense reimbursement in contested director elections, and (v)  if properly presented at the meeting, a non-binding stockholder proposal requesting the Board to take the necessary steps to declassify the Board.

    Certain information in this Proxy Statement relates to our bank subsidiary, MB Financial Bank, National Association (the “Bank”).

    We have decided again to use the Notice and Access rule adopted by the Securities and Exchange Commission to provide access to our proxy materials over the internet instead of mailing a printed copy of the proxy materials to each stockholder. As a result, on or about April 7, 2010, we will mail to most stockholders only a “Notice of Internet Availability of Proxy Materials” that tells them how to access and review the information contained in the proxy materials and how to vote their proxies over the internet.  If you received only this Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice.

Vote Required and Proxy Information

    All shares of the common stock, par value $.01 per share (“Common Stock”) represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions on such proxies.  If no instructions are indicated, properly executed proxies will be voted for the election of the nominees named in this Proxy Statement, for the advisory vote on executive compensation, for the ratification of the appointment of McGladrey & Pullen LLP, against the stockholder proposal requesting the Board to take the necessary steps to provide expense reimbursement in contested director elections, and against the stockholder proposal requesting the Board to take the necessary steps to declassify the Board.  If any other matters properly come before the Meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.  We are not aware of any other matters to properly come before the Meeting.

    Directors will be elected by a plurality of the votes cast.  The advisory vote on executive compensation, ratification of the appointment of McGladrey & Pullen LLP, the stockholder proposal requesting the Board to take the necessary steps to provide expense reimbursement in contested director elections, and the stockholder proposal requesting the Board to take the necessary steps to declassify the Board each requires the affirmative vote of a majority of the votes cast on the matter.  In the election of directors, stockholders may vote “FOR” all nominees for election or withhold their votes from any one or more nominees for election.  Votes that are withheld and shares held by a broker, as nominee, that are not voted (so-called “broker non-votes”) in the election of directors will not be included in determining the number of votes cast.  Stockholders may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to all other matters.  Proxies marked to abstain and broker non-votes will not be counted as votes cast on these matters and will have no effect on these matters.  The holders of a majority of the outstanding shares of the Common Stock, present in person or represented by proxy, will constitute a quorum for purposes of the Meeting.

    A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy).  Any written notice revoking a proxy should be delivered to Doria Koros, Vice President and Corporate Secretary, MB Financial, Inc., 6111 North River Road, Rosemont, Illinois 60018.  If your shares are held in “street name” through a bank, broker or other nominee, you must follow the instructions on the form you receive from your bank, broker or other nominee with respect to revoking your proxy.

Voting Securities and Certain Holders Thereof

    Only stockholders of record as of the close of business on March 12, 2010 will be entitled to notice of and to vote at the Meeting.  Each stockholder is entitled to one vote for each share of Common Stock held as of the record date, provided, however, that pursuant to Section F of Article 5 of the Company’s charter, no stockholder who beneficially owns more than 14.9% of the shares of Common Stock outstanding as of that date may vote shares in excess of this limit.  As of that date, 52,514,440 shares of Common Stock were issued and outstanding.  We have no other securities outstanding whose holders are entitled to vote at the Meeting.

    The following table sets forth, as of March 12, 2010, certain information as to the beneficial ownership of Common Stock by:  (i) those persons or entities known by us to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each director and nominee for election as director; (iii) each named executive officer, as defined below under “Executive Compensation – Compensation Discussion and Analysis”; and (iv) all directors and executive officers as a group.  Except as indicated otherwise, the address for each person listed below is: c/o MB Financial, Inc., 6111 North River Road, Rosemont, Illinois 60018.  An asterisk denotes beneficial ownership of less than one percent.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Wellington Management Company, LLP	5,009,154 (2)	9.54
75 State Street
Boston, MA 02109

Columbia Wanger Asset Management, L.P.	3,509,325 (3)	6.68
227 West Monroe Street Suite 3000
Chicago, IL 60606

Dimensional Fund Advisors LP	2,688,802 (4)	5.12
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas, 78746

Black Rock, Inc.	2,589,578 (5)	4.93
40 East 52nd Street
New York, NY 10022

David P. Bolger	37,124	*
Director

Robert S. Engelman, Jr.	104,873	*
Director

Mitchell Feiger	637,645	1.21
Director and President and Chief Executive Officer of the Company

Burton J. Field	163,714	*
Vice President of the Company and President of Lease Banking of the Bank

Charles J. Gries	26,780	*
Director

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
James N. Hallene	56,578	*
Vice Chairman

Thomas H. Harvey	555,317	1.06
Chairman of the Board

Patrick Henry	917,672	1.75
Director

Richard J. Holmstrom	107,604	*
Director

Karen J. May	23,505	*
Director

Thomas D. Panos	174,217	*
President and Chief Commercial Banking Officer of the Bank

Ronald D. Santo	205,088	*
Director and Former Vice President of the Company; Chairman and Former Group President of the Bank

Brian Wildman	33,751	*
Executive Vice President, and Head of Wealth Management

Jill E. York	111,932	*
Vice President and Chief Financial Officer of the Company; Executive Vice President and Chief Financial Officer of the Bank

Directors and executive officers as a group	3,356,710	6.31
(17 persons)

(1)
With respect to the directors and executive officers, includes shares held directly, in retirement accounts, in a fiduciary capacity or by certain affiliated entities or members of the named individuals’ families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers.  Also reflects the holdings of shares of certain of the executive officers through their accounts under our 401(k) profit sharing plan and the holdings of directors and executive officers of units of the Company Common Stock fund pursuant to our stock deferred compensation plan.  In addition, includes shares subject to options which are currently exercisable or which will become exercisable within 60 days of March 12, 2010, as follows:  Mr. Bolger – 28,931 shares; Mr. Feiger – 265,950 shares; Mr. Field – 32,910; Mr. Hallene – 41,565 shares; Mr. Henry – 8,264 shares; Mr. Holmstrom – 45,731 shares; Ms. May – 14,171 shares; Mr. Panos – 61,999 shares; Mr. Santo – 102,321 shares; Mr. Wildman – 6,186; Ms. York – 51,236 shares; and all directors and executive officers as a group – 743,593 shares.  Also includes 6,618 shares underlying director stock units held by Mr. Gries.

(2)
As reported by Wellington Management Company, L.L.P. (“Wellington”) in a Schedule 13G filed with the SEC on February 12, 2010.  Wellington reported having sole voting power over 3,626,820 shares and sole dispositive power over all 5,009,154 shares.

(3)
As reported by Columbia Wanger Asset Management, L.P. (“Columbia”) in a Schedule 13G amendment filed with the SEC on February 10, 2010.  Columbia reported having sole voting power over 3,409,625 shares and sole dispositive power over all 3,509,325 shares.

(4)
As reported by Dimensional Fund Advisors LP (“Dimensional”) in a Schedule 13G amendment filed with the SEC on February 8, 2010.  Dimensional reported having sole voting power over 2,623,921 shares and sole dispositive power over all 2,688,802 shares.

(5)	As reported by Black Rock, Inc. (“Black Rock”) in a Schedule 13G filed with the SEC on January 29, 2010. Black Rock reported having sole voting and dispositive powers over all 2,589,578 shares.

PROPOSAL I.  ELECTION OF DIRECTORS

    The Company’s Board of Directors currently consists of ten members.  The Board is divided into three classes, with approximately one-third of the directors serving in each class.  Directors are generally elected to serve for a three-year term or until their respective successors are elected and qualified.

    The following table sets forth certain information regarding our Board of Directors, including each director’s term of office.  The Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, has approved the nominees identified in the following table.  If a nominee is unable to serve, the shares represented by all properly executed proxies will be voted for the election of such substitute nominee as the Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, may approve.  At this time, the Board of Directors knows of no reason why any nominee named in this Proxy Statement may be unable to serve, if elected.

Name	Age	Position(s) Held in the Company	Director Since (1)	Term of Class to Expire

NOMINEES
Mitchell Feiger	51	Director and President and Chief Executive Officer of the Company	1992	2013
James N. Hallene	49	Vice Chairman	2000	2013
Charles J. Gries	64	Director	2006	2013

DIRECTOR WHOSE TERMS EXPIRE IN 2010 AND 2011

Patrick Henry	70	Director	1981	2011
Richard J. Holmstrom	52	Director	1998	2011
Karen J. May	52	Director	2004	2011

David P. Bolger	53	Director	2004	2012
Robert S. Engelman, Jr.	68	Director	1993	2012
Thomas H. Harvey	49	Chairman of the Board	1995	2012
Ronald D. Santo	67	Director	1990	2012

(1)
Includes service with the Company’s predecessors prior to the November 6, 2001 merger of equals (the “MB-MidCity Merger”) between MB Financial, Inc., a Delaware corporation (“Old MB Financial”), and MidCity Financial Corporation, a Delaware corporation (“MidCity Financial”), which resulted in the Company in its present legal form.

    The business experience for at least the past five years of each nominee and standing member of the Board of Directors is set forth below.

Nominees

    Mitchell Feiger.  Mr. Feiger is President and Chief Executive Officer of the Company, positions he held with Old MB Financial from February 1999 until completion of the MB-MidCity Merger.  Mr. Feiger also serves as a director of the Bank.  Mr. Feiger began his career with Touche Ross & Company in 1982, and then in 1984 joined Affiliated Banc Group, a bank holding company which was sold in 1987, where he worked in various capacities until eventually becoming Executive Vice President of Affiliated Banc Group.  Mr. Feiger served as President and a director of Coal City Corporation, which was merged into Old MB Financial (known prior to that merger as Avondale Financial Corp.) in February 1999, from 1992 until the completion of that merger.  He also served as Chief Executive Officer of Coal City Corporation from October 1998 until completion of its merger into Old MB Financial.  Mr. Feiger currently serves as a director of Calamos Asset Management, Inc.  Mr. Feiger has 25 years of experience in the banking industry, and has served as Chief Executive Officer of the Company or one of its predecessors for more than ten years.  Mr. Feiger is a native of the Chicago area and earned a Masters of Business Administration from the University of Chicago. Mr. Feiger brings to the Board extensive industry experience, invaluable knowledge of all aspects of the Company’s business and operations, strong leadership and organizational skills and deep ties to the Chicago area and its local business community.

    James N. Hallene.  Mr. Hallene founded Capital Concepts, LLC, a Chicago-based private equity investment firm, in 1998 and currently serves as its principal.  He is also a partner with CapX Partners, an equipment leasing fund and a licensee of the Small Business Administration’s Small Business Investment Company Program.  Before Capital Concepts, Mr. Hallene co-founded and later sold the data-consolidation company, MaxMiles.  For 15 years Mr. Hallene was employed at American National Bank, a subsidiary of Bank One Corporation, where he oversaw credit, cash management and technology-business units during his tenure.  Mr. Hallene serves on the boards of Kehe Distributors, HallStar Company, VSA Partners Holding, and Resource Land Holding.  Through his prior work in the banking industry and current investment firm positions, Mr. Hallene brings to the Board a diverse array of business experiences and extensive knowledge of corporate governance matters.  Mr. Hallene is Chairman of the Board’s Nominating and Corporate Governance Committee.

    Charles J. Gries.  Mr. Gries founded Charles J. Gries & Company, LLP, a public accounting firm, in 1983 and currently serves as the managing partner.  From 1968 to 1983, Mr. Gries has served in various capacities in a regional and national CPA firm through the partner level.  Prior to its acquisition by the Company on August 25, 2006, Mr. Gries served as a director of Oak Brook Bank since 1981, and as a director of First Oak Brook Bancshares, Inc. (“First Oak Brook”) since 2002.  With more than 40 years of experience in public accounting and nearly 30 years of experience serving as a bank director, Mr. Gries has in-depth knowledge of accounting and auditing matters affecting financial institutions and is a particularly valuable resource to the Company’s financial management.  Mr. Gries is Chairman of the Board’s Compliance and Audit Committee.

Standing Board Members

    Patrick Henry.  Mr. Henry has served as Chairman of the Board of Verado Energy, Inc., an independent oil and gas company, since 1987.  In addition to serving as a director of MidCity Financial from 1981 until completion of the MB-MidCity Merger, Mr. Henry served as a director of The Mid-City National Bank of Chicago from 1976 until the MB-MidCity Merger.  Having served as a director of the Company or the subsidiary bank of one of its predecessors for 34 years, Mr. Henry has invaluable institutional knowledge and extensive experience as a director in the banking industry. In addition, his business experience outside of the banking industry provides him with a different perspective when considering Board matters.

    Richard J. Holmstrom.  Mr. Holmstrom is Co-Founder and Vice Chairman of Menlo Equities LLC, a real estate investment and development company headquartered in Palo Alto, California.  Prior to co-founding Menlo Equities, Mr. Holmstrom was a partner at the Shidler Group, a private real estate investment company with offices across the United States.  Mr. Holmstrom is a member and past president of the Silicon Valley Chapter of the National Association of Industrial and Office Properties.  He is a co-founder of New Resource Bank based in San Francisco, California.  Mr. Holmstrom is a Trustee of the UC Berkeley Foundation, and a member of the Advisory Board of the UC Berkeley Haas School of Business.  Other outside board experience includes serving as a director of the Stanford Alumni Association.  Mr. Holmstrom brings to the Board extensive knowledge and experience in commercial real estate matters, which is one of the Company’s primary lending areas.  The diversity of his other board experiences provides him with a unique perspective in addressing matters before the Board.

    Karen J. May.  Ms. May is Executive Vice President, Global Human Resources of Kraft Foods, Inc.  She joined Kraft Foods in October 2005.  Prior to that, Ms. May was Corporate Vice President, Human Resources, of Baxter International, Inc. and served in that capacity beginning in February 2001.  Ms. May joined Baxter in 1990 as Director, Corporate Audit.  Ms. May held various positions including Vice President/Controller of the U.S. Distribution Business and Vice President of International Finance.  In 1998, Ms. May was named Vice President of Global Planning and Staffing.  In 2000, Ms. May’s responsibilities expanded to include all global human resource functions including compensation, benefits, employee relations, development and employee services.  Prior to joining Baxter, Ms. May worked at PriceWaterhouseCoopers in the Atlanta, Chicago and New York offices.  With her initial career background in financial and accounting-related matters and more recent positions as a senior executive in charge of human resources for several large, publicly held companies, Ms. May brings a wealth of knowledge and experience in multiple areas of critical importance to the Board, especially with regard to compensation matters.  Ms. May is Chair of the Board’s Organization and Compensation Committee.

    David P. Bolger. Mr. Bolger was the Chief Operating Officer of Chicago 2016, the effort to bring the 2016 Olympic and Paralympic Games to Chicago.  Prior to assuming that role, he was Executive Vice President and Chief Financial Officer of Aon Corporation, the world’s largest insurance and reinsurance intermediary.  Prior to joining Aon, Mr. Bolger worked for 21 years at Bank One Corporation and its predecessor companies, serving in various roles including President of American National Bank & Trust Company of Chicago.  Mr. Bolger serves as a Director of MF Global Holdings, Ltd., a NYSE company headquartered in New York City, as Chairman of the Board of Lincoln Park Zoo, and as a director of The Chicago History Museum, World Sport Chicago, and Merit School of Music, all of Chicago.  Mr. Bolger also serves on the Alumni Advisory Board of Northwestern University’s J.L. Kellogg Graduate School of Management and on the Dean’s Advisory Council of Marquette University’s College of Business Administration.  Mr. Bolger has extensive experience in commercial banking, risk management, financial reporting and financial control.  In addition, his recent experience as Chief Operating Officer of Chicago 2016 enhanced his organizational and leadership skills and strengthened his many ties to the Chicago community.  Mr. Bolger is Chair of the Board’s Credit Risk Committee.

    Robert S. Engelman, Jr.  Mr. Engelman served as Chairman of the Board of Old MB Financial prior to the MB-MidCity Merger.  He joined Old MB Financial (then known as Avondale Financial Corp.) in January 1993 as President, Chief Executive Officer and a director and served as President and Chief Executive Officer until the completion of the merger of Coal City Corporation into Old MB Financial in February 1999.  Prior to joining Old MB Financial, Mr. Engelman was the Chairman of the Board and Chief Executive Officer of University Financial Corporation and its wholly-owned subsidiary, First Federal of Elgin, FSA, Elgin, Illinois.  Mr. Engelman is a board member of Golub & Company, an international real estate development and investment company.  Mr. Engelman’s career in the banking industry and his prior positions with the Company’s predecessors give him a thorough understanding of the Company’s business, and his experience in running a financial institution during a variety of operating environments make him a particularly valuable resource to the Board and management.

    Thomas H. Harvey.  Mr. Harvey was appointed Chairman of the Board of Directors of the Company effective December 31, 2006.  Mr. Harvey is Chief Executive Officer of the ClimateWorks Foundation, a large, California-based international philanthropic organization.  From January 2002 to April 2008, Mr. Harvey served as the Environment Program Director of the William and Flora Hewlett Foundation.  From January 1991 to January 2002, Mr. Harvey served as President of Energy Foundation.  Mr. Harvey’s executive positions with multiple non-profit organizations provide him with strong organizational and leadership skills, which make him particularly well-suited to serve as Chairman of the Board and as Chairman of the Board’s Executive Committee.  Mr. Harvey also has gained extensive investment experience through his management of the investment portfolio for a non-profit organization and as the manager of multiple financial trusts.  Mr. Harvey holds undergraduate and graduate degrees in engineering from Stanford University, with a focus on large systems management.

    Ronald D. Santo.  Mr. Santo is Chairman of the Bank, and, prior to his retirement in September 2008, also served as Group President of the Bank and Vice President of the Company.  Prior to the MB-MidCity Merger, Mr. Santo served as Executive Vice President and Secretary of MidCity Financial since 1998 and 1981, respectively, and as President and a director of The Mid-City National Bank of Chicago, a subsidiary of MidCity Financial, since 1998 and 1988, respectively.  In addition, prior to the MB-MidCity Merger, Mr. Santo served as Chief Executive Officer and a director of First National Bank of Elmhurst, a subsidiary of MidCity Financial, since 1986, and Vice Chairman of the Board of First National Bank of Elmhurst since 1993.  Mr. Santo’s career in the banking industry and his prior executive positions with the Company and its predecessors give him a thorough understanding of the Company’s business and invaluable institutional knowledge.

Executive Officers Who Are Not Also Directors

    Set forth below is a description of the business experience for at least the past five years of each executive officer who is not also a director of the Company.

    Burton J. Field.  Mr. Field, age 74, is President, Lease Banking of the Bank and Vice President of the Company.  Mr. Field also is a director of the Bank.  Prior to becoming President, Lease Banking in December 2005, Mr. Field was President of the Bank.  Mr. Field retired as a director of the Company effective December 31, 2005 pursuant to the Company’s mandatory director retirement policy.  Prior to the MB-MidCity Merger, Mr. Field served as President and Chief Executive Officer of Manufacturers Bank since 1983 and as a director of Manufacturers Bank since 1977.  Mr. Field has over 40 years of banking and finance experience, mainly in the areas of commercial lending and leasing.  Mr. Field joined Manufacturers Bank in 1970.

    Thomas D. Panos.  Mr. Panos, age 54, is President and Chief Commercial Banking Officer and a director of the Bank.  Mr. Panos became President of the Bank in December 2005.  Prior to the MB-MidCity Merger, Mr. Panos served as Executive Vice President and Chief Commercial Banking Officer and a director of Manufacturers Bank since March 1996.  Mr. Panos served as Senior Vice President and Manager of Corporate Banking (in Illinois) for First Bank Systems from 1994 to 1996, and he served Boulevard Bank in various lending and management capacities since 1982.  Mr. Panos has over 30 years of banking experience.

    Jill E. York.  Ms. York, age 46, is Vice President and Chief Financial Officer of the Company and Executive Vice President, Chief Financial Officer and a director of the Bank.  Prior to the MB-MidCity Merger, she served as Vice President and Chief Financial Officer of Old MB Financial since joining Old MB Financial in August 2000, and also served as Senior Vice President, Chief Financial Officer and a director of Manufacturers Bank.  Ms. York previously served as a partner with the public accounting firm of McGladrey & Pullen, LLP.  She was in public accounting for 15 years and is a member of the Illinois CPA Society.

    Larry J. Kallembach.  Mr. Kallembach, age 53, is Executive Vice President and Chief Information Officer and a director of the Bank.  Prior to the MB-Mid City merger, Mr. Kallembach served as Senior Vice President of MidCity Financial and Chief Executive Officer of MidCity Information Services since 1998.  Prior to coming to MidCity Financial, he was Executive Vice President of Bank Illinois and served in various management positions with its predecessor organization, Champaign National Bank, since 1978.

    Rosemarie Bouman.  Ms. Bouman, age 53, is Vice President of the Company and Executive Vice President, Administration and a director of the Bank.  Ms. Bouman served in a variety of capacities for First Oak Brook and its subsidiary bank, Oak Brook Bank, from 1983 until our acquisition of First Oak Brook and Oak Brook Bank on August 25, 2006.  Her most recent positions were as Executive Vice President, Chief Operating Officer and Chief Financial Officer of First Oak Brook and as Senior Executive Vice President of Oak Brook Bank. Ms. Bouman previously served as an auditor with Arthur Andersen & Co. from 1979 to 1983.

    Susan G. Peterson.  Ms. Peterson, age 60, is Executive Vice President and Chief Retail Banking Officer and a director of the Bank.  Prior to our acquisition of First Oak Brook and Oak Brook Bank, Ms. Peterson served as Executive Vice President and Chief Retail Banking Officer of Oak Brook Bank since 2001, and prior to that served as Vice President and Head of Retail Banking of Oak Brook Bank since joining Oak Brook Bank in 1999.  Ms. Peterson previously served in various retail management positions with First Midwest Bank and Heritage Bank.

    Brian J. Wildman.  Mr. Wildman, age 47, is Executive Vice President, Head of Wealth Management and a director of the Bank.  Prior to joining the Company in 2003, he was First Vice President of Bank One and served in various management positions with its predecessor organization, American National Bank and Trust Company of Chicago, since 1988.  Mr. Wildman also serves as Chairman of the Board of Trustees of Action International Ministries, Inc. and is a member of the Board of Trustees of Missionary Furlough Homes, Inc.

Director Independence

    Our Board of Directors has determined that Directors Bolger, Gries, Hallene, Harvey, Henry, Holmstrom and May are “independent directors,” as that term is defined in Rule 4200 of the Marketplace Rules of the NASDAQ Stock Market.

    In making its determination that Directors Bolger and May are independent, the Board considered the transactions disclosed under “Certain Transactions” with respect to these directors or their family members or affiliated companies.

Board Leadership Structure and Board’s Role in Risk Oversight

    Leadership Structure. The positions of Chairman of the Board and Chief Executive Officer of the Company are currently held by two persons, with Mr. Harvey serving as Chairman and Mr. Feiger serving as Chief Executive Officer.  The Board has determined that the separation of these two positions enhances Board independence and oversight.  Moreover, the separation of these positions allows Mr. Feiger to better focus on his primary responsibilities of overseeing the implementation of the Company’s strategic plans and daily consolidated operations, while allowing  Mr. Harvey, who is an independent director, to lead the Board in its fundamental role of oversight of management.

    Role in Risk Oversight.  Risk is inherent with the operation of every financial institution, and how well an institution manages risk can ultimately determine its success.  We face a number of risks, including but not limited to credit risk, interest rate risk, liquidity risk, operational risk, strategic risk and reputation risk.  Management is responsible for the day-to-day management of the risks the Company faces, while the Board has ultimate responsibility for the oversight of risk management.  The Board believes that risk management, including setting appropriate risk limits and monitoring mechanisms, is an integral component and cannot be separated from strategic planning, annual operating planning, and daily management of the Company.  Consequently, the Board reviews and monitors risks while overseeing and assessing the Company’s various business units.  Consistent with this approach as well as based on the belief that certain risks require an oversight focus that a Board committee can better provide, the Board integrated the oversight of certain risk areas (internal control, financial reporting and compliance; and compensation and incentive programs) with the Compliance and Audit Committee and Organization and Compensation Committee, respectively.  In addition, the Board created the new Credit Risk Committee in 2009.  This Committee works with management toward optimizing the risk/return profile of the Company’s consolidated loan portfolio, setting appropriate credit risk limits and policies, and assisting the Board with credit risk oversight.  These committees regularly provide reports of their activities and recommendations to the full Board.  The Board directly oversees all other material risks, including interest rate risk, liquidity and capital adequacy.  In support of those activities, members of senior management regularly attend meetings of the Board to report to the Board on the primary areas of risk facing the Company and to respond to any questions or concerns raised by the directors.

Meetings and Committees of the Board of Directors

    The Company’s Board of Directors has standing Executive, Compliance and Audit, Organization and Compensation, Credit Risk, and Nominating and Corporate Governance Committees.  During the year ended December 31, 2009, the Company’s Board of Directors met fifteen times.  During 2009, no nominee or standing director of the Company attended fewer than 75% of the total number of meetings of the Board of Directors and committees of which he or she was a member held during the period in which he or she served.

    The table below shows current membership for each of the standing Board committees:

Executive Committee	Compliance and Audit Committee	Organization and Compensation Committee	Credit Risk Committee	Nominating and Corporate Governance Committee

Thomas H. Harvey*	Charles J. Gries*	Karen J. May*	David P. Bolger*	James N. Hallene*
Robert S. Engelman, Jr.	David P. Bolger	James N. Hallene	James N. Hallene	Thomas H. Harvey
Mitchell Feiger	Richard J. Holmstrom	Richard J. Holmstrom	Ronald D. Santo	David P. Bolger
James N. Hallene			Charles J. Gries
Patrick Henry
Richard J. Holmstrom

* Committee Chair

Executive Committee

    The Company’s Executive Committee generally exercises the powers of the full Board of Directors between Board meetings.  During 2009, the Executive Committee met one time.

Compliance and Audit Committee

    The Compliance and Audit Committee is appointed by the Company’s Board of Directors to provide assistance to the Board in fulfilling its oversight responsibility relating to:

•	the integrity of our consolidated financial statements and the financial reporting processes,
•	the systems of internal accounting and financial controls,
•	compliance with legal and regulatory requirements and our policies,
•	the independent auditor’s qualifications and independence,
•	the performance of our internal audit function and independent auditors, and
•	any other areas of potential financial and compliance risks to us as may be specified by the Board.

    The Compliance and Audit Committee also is responsible for:

•	hiring, retaining and terminating our independent auditors and
•	monitoring our compliance program, loan review process, senior officer expense reimbursement policies.

    The Compliance and Audit Committee operates under a formal written charter, a copy of which may be viewed on our website, www.mbfinancial.com, by clicking “Investor Relations”, “Corporate Governance” and then “Governance Documents”.  The current members of the Compliance and Audit Committee are “independent” as independence for audit committee members is defined in the NASDAQ Marketplace Rules.  Our Board of Directors has designated Directors Gries and Bolger as “audit committee financial experts,” as defined in the rules of the Securities and Exchange Commission.  The Audit Committee held nine meetings during fiscal 2009.

Organization and Compensation Committee

    The Organization and Compensation Committee is responsible for the design and administration of our overall compensation program.  The Organization and Compensation Committee also is responsible for:

•	reviewing from time to time our compensation plans and, if the Committee believes it to be appropriate, recommending that the Board amend these plans or adopt new plans;

•
overseeing the evaluation of our senior management, and recommending to the Board the compensation for our executive officers.  This includes evaluating performance following the end of incentive periods and recommending to the Board specific awards for executive officers;

•	recommending to the Board the appropriate level of compensation and the appropriate mix of cash and equity compensation for directors;

•	administering our Omnibus Incentive Plan and any other plans which the Board has determined should be administered by the Committee;

•	recommending to the Board the amount in total, as well as the terms, of all stock options and other awards under our Omnibus Incentive Plan to all employees and specific grants to executive officers;

•	recommending to the Board the aggregate amount of the our annual employer contributions under the 401(k) profit sharing plan and non-qualified deferred compensation plan; and

•
conducting risk-related and other reviews of the compensation programs for our executive officers and employees and preparing reports and providing certifications as may be required as a result of our participation in the TARP Capital Purchase Program (“TARP”).

    The charter authorizes the Organization and Compensation Committee to retain a compensation consultant to assist the Committee in carrying out its responsibilities.  Pursuant to this authority, the Organization and Compensation Committee has retained Amalfi Consulting LLC (“Amalfi”), a consulting firm with extensive experience advising financial institutions, as its consultant.  Amalfi advises and assists the Committee with its review of executive compensation practices, including competitiveness of pay levels, design issues, market trends and technical considerations.  In its review conducted in the second quarter of 2008, Amalfi developed a peer group, accepted by the Organization and Compensation Committee, for the purpose of executive pay and performance benchmarking. Amalfi also reviewed our historical pay-for-performance relationship; benchmarked our target and actual compensation levels relative to competitive market data; reviewed executive perquisites and benefits relative to competitive market data; reviewed existing employment and change in control severance agreements relative to market; and compiled trends focusing primarily on long-term incentive design at peer companies.  Amalfi also has provided the Committee and Company with guidance relating to the corporate governance requirements and compensation limitations to which the Company is subject as a result of participation in TARP, including, but not limited to, the required risk-related review of our compensation programs. Amalfi has also assisted the Company with a broader salary grade review for positions below the executive officer level.  Amalfi interacts with Company management on other matters that are part of the process for developing information and data required by the Committee. Additional information regarding Amalfi’s review, including the companies comprising the most recently compiled peer group and other matters, and of the Committee’s risk-related review, is provided under “Executive Compensation—Compensation Discussion and Analysis” and contained in the “Organization and Compensation Committee Report and Narrative and Certification Pursuant to TARP.”

    Pursuant to our Omnibus Incentive Plan, the Organization and Compensation Committee has delegated authority, within prescribed limits, to grant equity awards to individuals below the executive officer level who are being recruited from other employers or who are existing employees as a means of encouraging them to remain with the Company and/or rewarding them for exceptional performance.  See “Executive Compensation—Compensation Discussion and Analysis—Long-Term Incentive.”

    The Organization and Compensation Committee meets at least three times per year, and more often as needed.  Meetings are held in the first quarter to determine the extent to which annual incentive bonuses have been earned for the prior year, to review executive base salaries and short-term variable incentive award targets, to consider the amount of the annual 401(k) employer match, the amount of the annual profit sharing contribution and the amount of Company contributions to the non-qualified deferred compensation plan.  A meeting is also held generally late in the second quarter or early in the third quarter to consider the appropriate amount of annual long-term equity incentive grants for recommendation to the Board of Directors for its approval.  At least once per year, the Organization and Compensation Committee reviews a tally sheet for each executive officer, which provide a breakdown of each component of compensation being paid to the executive (i.e., base salary, annual bonus incentive, long-term equity incentives, retirement benefits, perquisites, etc.).  The Committee also meets to review our incentive and compensation plans at least every six months to determine if such plans encourage excessive risk taking or manipulation of reported earnings and to take steps to mitigate or eliminate such risks.  In setting the compensation of executive officers other than the Chief Executive Officer, the Organization and Compensation Committee considers the recommendations of the Chief Executive Officer.  For additional information, see “Executive Compensation—Compensation Discussion and Analysis.”

    The Organization and Compensation Committee operates under a formal written charter, a copy of which is available on our website, at www.mbfinancial.com, by clicking “Investor Relations”, “Corporate Governance” and then “Governance Documents”.  The members of the Organization and Compensation Committee are “independent directors,” as that term is defined in the NASDAQ Marketplace Rules.  During 2009, the Organization and Compensation Committee met nine times.

Credit Risk Committee

    The Credit Risk Committee was formed during 2009 to address the challenges and risks the Company faces related to lending.  The Credit Risk Committee is appointed by the Company’s Board of Directors for the purpose of assisting and advising management in connection with its efforts to optimize the risk/return profile of the Company’s consolidated loan portfolio (including other real estate owned). The primary role of the Credit Risk Committee is to do the following:

•	provide advice and counsel to management specific to portfolio risks;

•	provide the Board’s view to management during the periods between Board meetings;

•	analyze the implementation of risk mitigation tools;

•	review policies and procedures for managing other real estate owned;

•	review policies for addressing portfolio level risk management guidelines and limitations or prohibitions on booking certain types of new business;

•	review approaches for addressing renewals of problem or potential problem credits; and

•	assist management in communicating proposed portfolio actions and approaches to the Board.

    The Credit Risk Committee operates under a formal written charter, a copy of which may be viewed on our website, www.mbfinancial.com, by clicking “Investor Relations”, “Corporate Governance” and then “Governance Documents”.  The Credit Risk Committee held three meetings during 2009.

Nominating and Corporate Governance Committee

    The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Company’s Board of Directors nominees for election to the Board.  The Nominating and Corporate Governance Committee is also responsible for:

•	recommending to the Board the appropriate size of the Board and assist in identifying, interviewing and recruiting candidates for the Board;

•
recommending candidates (including incumbents) for election and appointment to the Board of Directors, subject to the provisions set forth in our charter and bylaws relating to the nomination or appointment of directors, based on the following criteria: business experience, education, integrity and reputation, independence, conflicts of interest, diversity, age, number of other directorships and commitments (including charitable obligations), tenure on the Board, attendance at Board and committee meetings, stock ownership, specialized knowledge (such as an understanding of banking, accounting, marketing, finance, regulation and public policy) and a commitment to our communities and shared values, as well as overall experience in the context of the needs of the Board as a whole.  Although the Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Board seeks candidates who further its objective of having a Board that encompasses a broad range of talents and expertise and reflects a diversity of background, experience and viewpoints;

•
reviewing nominations submitted by stockholders, which have been addressed to the Corporate Secretary, and which comply with the requirements of our charter and bylaws.  Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations;

•	annually recommending to the Board committee assignments and committee chairs on all committees of the Board, and recommending committee members to fill vacancies on committees as necessary;

•	considering and making recommendations to the Board regarding matters related to our director retirement policy;

•	periodically evaluating emerging best practices, including the Board’s leadership structure, with respect to corporate governance matters and making recommendations for Board approval;

•	conducting, at least annually, a performance assessment of the Board and report its findings to the Board, and at least annually conducting a self-evaluation of the Committee;

•
reviewing, at least annually, our Code of Ethics and Conduct and, if appropriate, recommending modifications to the code for Board approval and considering any requested waivers of code provisions for directors and executive officers;

•
establishing procedures for the regular ongoing reporting by Board members of any developments that may affect his or her qualifications or independence as a director and making recommendations as deemed appropriate;

•	reviewing and approving related party transactions pursuant to the policy for such transactions set forth in our Code of Ethics and Conduct (described under “Certain Transactions”);

•
recommending to the Board a set of corporate governance principles, and review those principles at least annually.  A copy of our Corporate Governance Principles adopted by the Board is available on the Company’s website, at www.mbfinancial.com, by clicking “Investor Relations”, “Corporate Governance” and then “Governance Documents”, and

•	performing any other duties or responsibilities expressly delegated to the Committee by the Board.

    Pursuant to Article I, Section 6 of our bylaws, nominations for election as directors by stockholders must be made in writing and delivered to the Corporate Secretary of the Company not less than 90 days or more than 120 days prior to the date of the stockholders’ meeting.  If, however, less than 100 days’ notice or public announcement of the date of the meeting is given or made to stockholders, nominations must be received by us no later than the close of business on the tenth day after the day on which notice of the date of the meeting is mailed or the day on which public announcement of the date of the meeting is first made, whichever occurs first.  In addition to meeting the applicable deadline, nominations must be accompanied by certain information specified in our bylaws.

    The Nominating and Corporate Governance Committee operates under a formal written charter, a copy of which is available on the Company’s website, at www.mbfinancial.com, by clicking “Investor Relations”, “Corporate Governance” and then “Governance Documents”.  The members of the Nominating and Corporate Governance Committee are “independent directors,” as that term is defined in the NASDAQ Marketplace Rules.  During 2009, the Nominating and Corporate Governance Committee met three times.

Stockholder Communications with Directors

    It is our policy that stockholders have the opportunity to communicate directly with members of the Company’s Board of Directors on appropriate matters.  The Board will respond, or cause us to respond, in writing to communications from stockholders concerning appropriate matters addressed to one or more members of the Board.  Stockholders may communicate with our Board of Directors by writing to:  MB Financial, Inc., Attn: (Name of Director), c/o Corporate Secretary, 6111 North River Road, Rosemont, Illinois 60018.

Board Member Attendance at Annual Stockholder Meetings

    Although we do not have a formal policy regarding director attendance at annual stockholder meetings, directors are requested to attend these meetings absent extenuating circumstances.  All of our directors serving on the Company’s Board attended last year’s annual meeting of stockholders.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

    In this section, we provide an overview and analysis of our compensation programs, the material compensation policy decisions we have made under those programs, and the material factors that we considered in making those decisions.  Following this section, you will find a series of tables containing specific information about the compensation earned or paid for 2009 to the following individuals, whom we refer to as our “named executive officers” or “senior executive officers”:

•	Mitchell Feiger, President and Chief Executive Officer of the Company;

•	Jill E. York, Vice President and Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of the Bank;

•	Thomas D. Panos, President and Chief Commercial Banking Officer of the Bank;

•	Burton J. Field, President, Lease Banking of the Bank and Vice President of the Company; and

•	Brian Wildman, Executive Vice President of the Bank and Head of Wealth Management.

    The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Overview

    Several factors impacted our compensation program during 2009 and continue to affect us in 2010.

    Financial institutions continued to have a difficult time in 2009.  We were no different.  We entered 2009 with corporate goals focused on withstanding the adverse economic environment, improving our balance sheet, being opportunistic by capitalizing on weakness in the market, enhancing revenue, controlling expenses and recruiting, developing and retaining top talent.

    Despite our efforts and successes in many of these areas, we were adversely impacted by continued credit deterioration resulting in Company-wide financial results below our expectations as we incurred a net loss for the year.  We were, however, able to capitalize on the weakness in the market by successfully completing four FDIC-assisted transactions, substantially improving our deposit mix and liquidity, and improving our pre-tax, pre-provision earnings, a key operational metric.  The FDIC-assisted transactions significantly improved our core earnings power and were a catalyst for our ability to complete a sizable capital raise during the year.

    We are a participant in the TARP Capital Purchase Program (referred to in this section as “TARP”) through which the U.S. Treasury Department invested approximately $196 million in our preferred stock and warrants in early December 2008.  Initially, TARP mandated that we implement certain restrictions and limitations on executive compensation, in particular severance pay and the ability to pay bonuses, required a review to ensure our incentive compensation programs do not encourage our senior executive officers to take excessive risks and limited our tax deductions for senior executive pay.  In February 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (the “ARRA”).  The ARRA together with regulations issued in June 2009, expanded the implications of TARP by dictating corporate governance requirements and certain additional limitations on compensation.  These requirements and limitations include:

•
A prohibition on paying or accruing bonus, incentive or retention compensation for our five most highly compensated employees, other than certain awards of long-term restricted stock, bonuses payable under existing employment agreements or a pro rata bonus for 2009 for the portion of the year prior to the effectiveness of the regulations under the ARRA;

•
A prohibition on making any payments to our senior executive officers and five most highly compensated employees who are not also senior executive officers in connection with a change in control or for departure from the Company, other than compensation earned for services rendered or accrued benefits;

•
Subjecting bonus, incentive and retention payments made to our senior executive officers and 20 most highly compensated employees who are not also senior executive officers to repayment (clawback) if based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate and prohibiting the payment of tax gross-ups to any of these officers or employees;

•
A requirement that the Organization and Compensation Committee of our Board of Directors (referred to in this Compensation Discussion and Analysis as the “Committee”) review our incentive and compensation plans at least every six months to determine if such plans encourage excessive risk taking or manipulation of reported earnings and to take steps to mitigate or eliminate such risks; and to include a report with respect to such review and action as part of the Committee’s report following this Compensation Discussion and Analysis;

•
Establishment by the Board of Directors of a company-wide policy regarding excessive or luxury expenditures including office and facility renovations, aviation or other transportation services and other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives or similar measures in the ordinary course of business;

•
Submitting a “say-on-pay” proposal to a non-binding vote of stockholders, whereby stockholders vote to approve the compensation of executives as disclosed pursuant to the executive compensation disclosures included in the proxy statement; such a proposal was approved by our stockholders at our 2009 annual meeting and will be presented at the Meeting, as described in this Proxy Statement under Proposal II.  Advisory (Non-Binding) Vote on Executive Compensation;

•
Submitting reports to the Treasury Department addressing the roster of our senior executive officers and other employees subject to the various compensation limitations, our use of compensation consultants and the perquisites we provide to our senior executive officers; and

•	Continuing to limit our tax deductions for compensation of our senior executive officers.

    In addition, Mr. Feiger, our CEO, and Ms. York, our CFO, submitted a certification with respect to our compliance with TARP requirements as part of our Form 10-K Annual Report filed with the SEC.

    Our performance in 2009 and our participation in TARP were the impetus for the following actions:

•	Due to the negative financial results and net loss attributable to credit quality deterioration, we limited significantly the bonus earned by Mr. Feiger and paid no bonus to Mr. Panos;

•	We awarded bonuses to Ms. York and Messrs. Field and Wildman in recognition of strong business unit or department and individual performance in 2009;

•	Due to continuing challenges in 2009, we reduced the overall amount of long-term incentive awards made during 2009 by 25%, resulting in awards below target levels;

•
We added a performance element to the long-term incentive awards we made to our executive officers that required stock price appreciation of 50% as a vesting condition and we structured the awards as long-term restricted stock awards;

•
We obtained agreements from our senior executive officers and most highly compensated non-senior executive officers acknowledging applicability of TARP compensation limitations and restrictions to them;

•	We reduced and did not pay currently the final bonus amounts awarded to Mr. Feiger, Mr. Field and Ms. York in accordance with TARP limitations applicable to bonus compensation earned in 2009; and

•
We adjusted the 2010 compensation for Mr. Feiger and Ms. York in recognition of their ineligibility to earn bonus compensation during 2010 and the limitations on long term incentive awards we may grant to them while we are a participant in TARP.

 Compensation Philosophy and Objectives

    The Committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy.  Our compensation program is designed to attract and retain high caliber people and to motivate and reward key employees for outstanding performance that should result in building and maintaining stockholder value.  During 2008, assisted by its compensation consultant, Amalfi Consulting (“Amalfi”), the Committee engaged in a complete review of our compensation philosophy and program for compensating our executive officers and directors.  As a result of that review, the Committee adopted the following executive compensation program policy and underlying philosophy.  It should:

•	Allow us to attract, retain and motivate talented individuals critical to our success;

•	Provide opportunities to coordinate pay with achievement of our annual and long-term performance goals;

•	Encourage achievement of strategic objectives, creation of stockholder value, and alignment of employee and stockholder interests;

•	Recognize and reward individual initiative and achievement;

•	Maintain an appropriate balance between base compensation and short-and long-term incentive opportunities; and

•	Properly align risk-taking and compensation.

    Our executive compensation program combines base salary and target annual cash bonus to establish an executive’s level of total cash compensation.  Base salary is reviewed during the first quarter of each year.  Merit increases are approved by the Committee.  Market adjustments, if warranted, are also considered during this time period.  These adjustments help insure that we remain competitive for talent.

    Bonus opportunities are established at levels intended to provide competitive total cash compensation at target, with the potential to earn higher levels of total compensation for achievement of above target performance.  Actual bonus awards are based on performance assessments.  Bonuses earned in excess of target amounts are generally paid in the form of restricted stock.

    A long-term incentive component, consisting of stock-based awards with multi-year vesting schedules, is also a significant part of the overall compensation paid to our executive officers.  The long-term component and total cash compensation make up an executive’s total direct compensation.  Amounts of long-term incentive awards are determined based on competitive levels and provide the opportunity to realize increased levels of pay as greater levels of stockholder value are created.

    Bi-annually, we have utilized an external, independent consultant retained by the Committee (most recently Amalfi) to conduct a review of our total direct compensation paid to our executive officers.  This includes comparing (benchmarking) the levels of base salary, total cash compensation and total direct compensation which we provide to our executive officers against the levels provided by a peer group consisting of banks of similar size in Chicago, the Midwest and nationally.  The peer group used from the survey performed by Amalfi in the second quarter of 2008 included the following financial institution holding companies:

Amcore Financial, Inc.	Citizens Republic Bancorp, Inc.
Cullen/Frost Bankers, Inc.	First Midwest Bancorp, Inc.
PacWest Bancorp	Park National Corporation
PrivateBancorp, Inc.	Prosperity Bancshares, Inc.
Signature Bank	Sterling Bancshares, Inc.
Sterling Financial Corporation	Texas Capital Bancshares, Inc.
Trustmark Corporation	UMB Financial Corporation
Umpqua Holdings Corp.	Valley National Bancorp
Western Alliance Bancorp.	Whitney Holding Corporation
Wilmington Trust Corp.	Wintrust Financial Corp.

    We believe these companies represented a good cross-section of financial institutions which, like us, operate in large Metropolitan areas and are comparable to our asset size and loan portfolio composition.  These institutions ranged in asset size from $4.2 billion to $13.5 billion and maintained a concentration of commercial loans between 50% and 95% of total loans as of December 31, 2007, as compared to our assets of $7.8 billion and commercial concentration of 84% of total loans as of that date. Our assets have grown to approximately $10.8 billion as of December 31, 2009, due primarily to the closing of four FDIC-assisted transactions.  Our commercial related loan concentration percentage was 83% at December 31, 2009.

    In keeping with our compensation philosophy, the Committee adopted the following market benchmark and competitive positioning of the elements of our executive compensation program (“Target” refers to pay that would be provided for on-plan, budgeted performance levels and “Max” refers to pay that would be provided at outstanding performance levels relative to plan):

Base Salary	Total Cash Compensation (Salary and Bonus)		Total Direct Compensation (Salary, Bonus and Long-Term)
	Target	Max	Target	Max
50th percentile	50th percentile	75th - 90th percentile	50th - 60th percentile	75th - 90th percentile

    We have not altered our compensation philosophy as a result of our participation in TARP. We have, as discussed below, modified the form of compensation to our named executive officers and other employees to comply with TARP limitations and restrictions.  In some instances, compliance with TARP has or will result in compensation below the amounts that would otherwise have been paid to our named executive officers in accordance with our compensation philosophy.

Base Salary

    Over time, an executive officer’s base salary will reflect a combination of factors, including:  competitive pay levels relative to the peer group discussed above; the position’s level of authority, complexity and impact on the achievement of both short-term and long-term corporate goals and objectives; the expertise, experience and skill level of the individual under consideration; the degree to which the officer has achieved his or her management objectives for the previous year; his/her ability to attract highly skilled individuals to the Company and the officer’s overall performance in managing his/her area of responsibility.  Although no quantifiable formula or weighting of the above-mentioned factors is used in the decision-making process, as noted above we generally seek to maintain an executive officer’s base salary level at the 50th percentile of our peers.

    As a result of the challenges in the economy, our Company’s performance, and our expense control efforts, no increases in base salaries were made for any of our named executive officers for 2009.  The following table shows the base salaries of the named executive officers for 2009:

Name	2009 Base Salary
Mitchell Feiger...............................	$629,000
Jill E. York......................................	$294,000
Thomas D. Panos.........................	$361,000
Burton J. Field...............................	$458,720
Brian Wildman..............................	$244,000

    Based upon its review of salaries in 2008, Amalfi advised the Committee that each of the named executive officer’s base salary was at a competitive level when compared to the 50th percentile benchmark (that is, within a range of 15% above or below the benchmark), except for Mr. Field, whose base salary was above the competitive level.  This higher base salary is offset by a lower target bonus percentage and reduced levels of long term awards, bringing Mr. Field’s total compensation within the range of the benchmarks for the total cash and direct compensation.  In addition, our agreement with Mr. Field enables Mr. Field to take additional vacation on an unpaid basis, so the actual salary paid to Mr. Field during 2009 was less than the amount set forth above. The actual amount paid during 2009 was $432,255.

    During the fourth quarter of 2009, the Committee initiated a review of the impact TARP limitations on bonus and incentive compensation would have on the compensation of our senior executive officers and other most highly compensated employees during 2010.  The Committee determined that the compensation of our CEO, Mr. Feiger, and CFO, Ms. York, would be significantly and adversely impacted by the inability to earn bonus compensation or receive long-term incentive awards on the same basis as they have under our current and preferred compensation program.  Noting that other financial institutions had responded to these circumstances through temporary salary adjustments paid in large part in so-called “salary stock” and permitted long-term restricted stock awards, the Committee considered similar action.

    In December 2009, based on a Committee recommendation, the Board approved adjustments to the base salaries of Mr. Feiger and Ms. York to take effect January 1, 2010. The adjustments address the impact of TARP limitations on the compensation the Company is permitted to pay to Mr. Feiger and Ms. York, including a prohibition on the payment or accrual of bonuses (including equity based incentive compensation, other than long term restricted stock awards which comply with TARP rules) to our five most highly compensated employees. The salary adjustments were established in amounts which would not increase the executive’s total compensation beyond levels consistent with our compensation philosophy when compared to the total compensation at our peer group or at a subset of the larger members within the peer group.  The Committee requested benchmark data from Amalfi on this subset in recognition of our growth to over $10 billion in assets.  The salary adjustments shift a portion of the executive’s total compensation to fixed from variable compensation consistent with TARP restrictions. The Committee and Board may use permitted long-term restricted stock awards in the latter part of 2010 to deliver total compensation to the executives which reflect our compensation philosophy relating to total cash and total direct compensation and performance.

    The salary adjustments increased Mr. Feiger’s base salary by $471,000 to $1.1 million and Ms. York’s base salary was increased by $156,000 to $450,000. For each executive, 60% of the salary adjustment will be paid in fully vested shares of MB Financial common stock (“salary stock”) issued under the Company’s Omnibus Incentive Plan and the remainder will be paid in cash.  The number of shares of salary stock issued to each executive is determined each pay period by dividing the amount of salary to be paid in stock by the reported closing market price for the Company’s common stock on the pay date for such pay period (or if not a trading day, on the immediately preceding trading day).

    As a condition of receiving the salary adjustment, Mr. Feiger and Ms. York entered into agreements providing that he or she may not sell or otherwise transfer the shares of salary stock for two years, except in the event of disability or death. The salary adjustment amount will not be taken into account for purposes of determining the salary-based retirement benefit provided to Mr. Feiger under his employment agreement. The Board or Committee may, in its sole discretion and without the executive’s consent, suspend, modify or terminate this compensation structure at any time.

    In February 2010, the Committee considered a recommendation from Mr. Feiger relating to salary increases for his direct reports.  Mr. Feiger recommended, and the Committee approved, a base pay increase of $13,761 to $472,482 for Mr. Field and of $20,000 to $264,000 for Mr. Wildman.  Neither Mr. Field nor Mr. Wildman had received a base salary increase since 2008.

Short-Term Variable Incentive (Annual Bonus)

    The short-term variable incentive (annual bonus) opportunity for named executive officers is targeted at a specified percentage of base salary.  Bonuses, if any, are paid during the first quarter following assessment of the prior calendar year’s performance.  Bonus amounts earned in excess of the target level are generally paid in the form of two-year restricted stock granted under our Omnibus Incentive Plan, with shares valued on the date the bonus is awarded.  This plan component has been used to further retention of high performing employees and to introduce a long term component to the program.  Target bonuses for 2009, as a percentage of base salary were:  Mr. Feiger – 65%; Ms. York – 50%; Mr. Panos – 65%; Mr. Field – 26%; and Mr. Wildman – 50%.

    The amount of the actual bonus awarded depends upon an assessment of  Company-wide financial performance and progress in implementing strategic initiatives, business unit or department performance, an assessment of the executive’s individual contribution to the Company’s performance, and a subjective adjustment, if any, by the Committee.   In February, management provides to the Committee an assessment of both Company-wide and business unit performance during the preceding calendar year, scoring each on a scale generally ranging from 0% to 150%.  This assessment is an inherently subjective process and considers, among other things, actual performance compared to the Company’s operating budget and business plan, the Company’s progress toward achieving its strategic goals, the extent to which the Company’s performance was affected by macroeconomic factors beyond the Company’s control, performance by competing financial institutions in the Company’s market area, and the occurrence of significant corporate events during the year, such as acquisitions or divestitures.  After reviewing this assessment, the Committee either accepts or modifies management’s scoring of performance.  For each individual performance factor, the Committee is provided with a qualitative assessment by Mr. Feiger of the individual contribution of each executive officer (other than himself) to the Company’s performance, with Mr. Feiger scoring each officer’s performance on a scale generally ranging from 0% to 200%.  As with the Company-wide and business unit performance, the Committee, after considering Mr. Feiger’s assessment, either accepts or modifies his scoring of each executive officer’s individual performance.  The Committee itself assigns a score to Mr. Feiger’s individual performance, also generally ranging from 0% to 200%, based on their subjective assessment of his contribution to the Company’s performance.  All final bonus payments to executive officers are determined by the Committee, subject to the approval of the Board of Directors.

    Mr. Feiger’s annual bonus for 2009 was based on his target bonus multiplied by the Company-wide performance score and his individual performance score. For all other executive officers, bonuses are calculated based on first combining Company-wide and business unit or department performance scores (with a 60% weighting assigned to Company-wide performance and a 40% weighting assigned to business unit performance) and multiplying the combined score by the target bonus and the individual performance scores.  For example, if an officer’s target bonus amount was $150,000, and  Company-wide performance was scored at 90%, business unit or department performance was scored at 85% and his or her individual performance was scored at 95%, the officer would earn a bonus of $125,400 ($150,000 x ((60% x 90%) + (40% x 85%)) x 95%).  As noted above, the final bonus amount is determined by the Committee and may reflect an adjustment from the formula result.

    The threshold, target and maximum amounts that could have been payable to the named executive officers for 2009 are set forth in the Grants of Plan-Based Awards table under “Estimated Possible Payouts under Non-Equity Incentive Plan Awards.”  The threshold amount assumes Company, business unit or department performance and individual performance scoring at the 0% level.  The target amount assumes scoring each of Company, business unit or department and individual performance at the 100% level.  The maximum amount assumes Company-wide performance and business unit or department at a maximum score of 150% and individual performance scoring at the 200% level.  We do not believe that recognition and reward can be an “all or nothing” proposition.  The lower end of the range reflects the fact that we will not always achieve all of our performance objectives.  The higher end of the range was established assuming that in some years, Company-wide or business unit or department performance, as well as the contributions of individual officers to that performance, may be extraordinary and exceed our expectations.

    Company-Wide Performance Assessment – 2009.  The assessment of Company-wide performance for 2009 centered on an evaluation of the Company’s financial performance against plan as well as achievement of strategic objectives.

    We incurred a net loss of $26.1 million for the year, reflecting financial performance which was significantly below our plan and our $16.2 million of net income in 2008.  Our total stockholder return for 2009 was negative 28.8%.

    Offsetting these negatives, we capitalized on the weakness within our market by successfully bidding on and closing four FDIC-assisted transactions.  We also significantly expanded our net interest income, materially improved our liquidity and deposit mix, and increased non-interest revenue. Additionally, we strengthened our capital position through our successful capital raise and we retained our top talent.

    The Committee determined that some scoring for Company-wide performance was appropriate in light of achievement of the strategic objectives described above, and the fact that our total shareholder return for 2009, while negative and slightly below the median return achieved by our peer group, was significantly better than five of our seven local peers. Based on these considerations, the Committee assigned a Company-wide performance score of 25% for purposes of determination of bonuses for our executive officers.

    Business Unit or Department Performance Assessment – 2009.  The assessment of business unit or department performance applied to Messrs. Panos, Field and Wildman and Ms. York in 2009.  For Messrs. Panos, Field and Wildman, the assessment of their business units (Commercial Banking for Mr. Panos, Lease Banking for Mr. Field and Wealth Management for Mr. Wildman), included an assessment of financial performance and progress toward planned business and strategic initiatives.  For Commercial Banking, positive performance in strategic initiatives relating to increased credit spreads and cross-selling of products, was completely offset by credit losses sustained during the year and resulted in a zero percent score for the Commercial Banking business unit.

    Taking advantage of dislocation in the market, Lease Banking results significantly exceeded planned amounts, including lease loan originations and credit spreads.  In addition, in spite of a very difficult credit environment, Lease Banking’s portfolio credit quality was excellent.  Lease Banking’s performance score was 150%.

    Wealth Management also had a strong 2009, as revenue, assets under management and investment performance exceeded expectations and strategic product initiatives were successfully launched, resulting in a business unit score of 115%.

    The performance of the finance department headed by Ms. York was strong in 2009 as the department continued to achieve above market returns from the Company’s investment portfolio by having avoided the riskier investment instruments which contributed to the global credit crunch, and improved our liquidity and capital positions in the face of difficult market conditions.  Moreover, the area was critical to the Company’s ability to successfully bid on, close and integrate four FDIC-assisted acquisitions and complete a successful capital raise.  These efforts merited a 135% department score.

    Individual Performance Assessments – 2009.  In addition to Company-wide and business unit or department performance, the Committee also considers individual performance.  For each individual performance factor, the Committee is provided with a qualitative assessment by Mr. Feiger of the individual contribution of each executive officer (other than himself) to the Company’s performance, with Mr. Feiger scoring each officer’s performance on a scale generally ranging from 0% to 200%.  As with the Company-wide and business unit or department performance, the Committee, after considering Mr. Feiger’s assessment, either accepts or modifies the scoring of each executive officer’s individual performance.  The Committee itself assigns a score to Mr. Feiger’s individual performance, also generally ranging from 0% to 200%, based on their subjective assessment of his contribution to the Company’s performance.

    For Mr. Feiger, the Committee’s evaluation centered on Mr. Feiger’s leadership, oversight and ultimate responsibility for the Company’s financial performance and execution of its strategic initiatives. The Committee noted Mr. Feiger’s contributions to our successful FDIC-assisted transactions, capital raise and management in difficult times.  However, the Committee also recognized that the Company incurred a significant net loss for the year which should factor into Mr. Feiger’s overall rating.  As a result, the Committee and Board assigned a 75% individual performance factor to Mr. Feiger.

    For the other named executive officers, the Committee considered and accepted Mr. Feiger’s recommendations for individual performance scoring.  As head of the Commercial Banking business unit, Mr. Panos’ individual score was fully impacted by the substantial credit losses incurred during 2009.  Although the Committee noted achievement of some strategic and business initiatives by Mr. Panos and the business unit, those positives were fully offset by credit losses, resulting in a zero individual performance score for Mr. Panos.  Mr. Field and Ms. York were each awarded an individual performance score of 200% reflecting the extraordinary individual efforts, leadership, contribution and value delivered to the Company as evidenced by the exceptional performance of his or her business unit or department, as noted above.  Mr. Wildman was awarded an above-target individual performance score of 115% in recognition of his efforts, value and contribution to the success of his business unit.

    Final Bonus Amounts  – 2009

    For Mr. Feiger, his full year bonus amount was based on Company performance and individual performance. Based on the scoring of the Company’s performance at 25% of target and the scoring of 75% for individual achievement, the Committee determined that Mr. Feiger earned a full year bonus of $76,659, or approximately 19% of target.

    For Messrs. Panos, Field and Wildman and Ms. York, their full year bonus amounts were dependent on a combination of Company, business unit and individual performance assessment. The full year bonus amounts determined to have been earned by Messrs. Panos, Field and Wildman and Ms. York, were $0, $167,377, $85,583 and $202,860, respectively, reflecting the Company performance score of 25% and their business unit and individual performance scores as described above.

    In accordance with TARP, the full year bonus amounts awarded to Messrs. Feiger and Field and to Ms. York were reduced to reflect the six and one-half months (54%) of 2009 after the applicable regulations prohibiting accrual of bonuses became effective on June 15, 2009.  As a result, the final bonus amount awarded to these executive officers was reduced by 54% to $35,136 for Mr. Feiger, $76,714 for Mr. Field and $92,978 for Ms. York.  These reduced amounts are set forth in the “Summary Compensation Table under the Non-Equity Incentive Award” column for 2009. Because each of these executive officers is subject to the prohibition on bonus payments set forth in the TARP Regulations, the payment of the reduced cash bonuses will not be made until the earlier of the date the Company has redeemed the preferred stock issued to the Treasury under TARP or the executive is no longer a top five most highly compensated employee subject to the prohibition on bonus payments.

Long-Term Incentive

    Long-term incentives have historically consisted of stock options, premium-priced stock options and restricted stock, designed to retain key employees and reward them for sustained appreciation in the market value of our Common Stock, thereby directly aligning their interests with the long-term interest of stockholders.  Awards are granted under our Omnibus Incentive Plan.  Grants generally are made annually late in the second quarter or early in the third quarter, based on recommendations of the Committee, on the date of approval by the Board of Directors.  This general time period was selected to bifurcate compensation awards allowing for more frequent compensatory recognition of performance and potential.  In addition, grants may be used at any time during the year to facilitate negotiations with individuals who are being recruited to work at the Company and have significant retention packages in place with other employers.  Any such recruitment grants made to individuals below the executive officer level are generally made on the date of hire and are approved by the Chief Executive Officer.  A recruitment grant to an individual at the executive officer level would need to be approved by the Committee, and the grant date of such award would be the date of Committee approval.  Our Chief Executive Officer also has the authority to grant awards to existing employees below the executive officer level to encourage them to remain with the Company and to reward exceptional performance by these employees.  As with recruitment grants, these grants must be within prescribed limits and reported to the Committee at its next scheduled meeting after the grant.  We do not coordinate the timing of equity award grants with the release of material non-public information.

    In keeping with our overall goal of maintaining an executive officer’s total compensation package (base salary, bonus opportunity and long-term incentive) at a level of the 50th to 60th percentile of our compensation peer group, we have the following target value of long-term incentives for the named executive officers at the following percentages of base salary:  130% for Mr. Feiger, 110% for Mr. Panos, 80% for Ms. York, 75% for Mr. Wildman, and 14% for Mr. Field.  For 2009, however, we reduced the target value by 25% in recognition of the Company’s prior year financial performance, the continuing economic environment and to conserve the available shares under our Omnibus Incentive Plan.  The value of the long term incentive awards for Messrs. Feiger and Panos were further reduced due to credit quality deterioration. Value in this context is determined by reference to the grant date fair value of the awards for accounting purposes.

    In 2009, we moved away from a mix of stock options, premium-priced stock options and restricted stock.  In the case of our named and other executive officers, we awarded primarily performance-vesting long term restricted stock awards designed to meet the requirements of TARP limitations on incentive compensation.  We used restricted stock or a mix of restricted stock and stock options for employees below the executive officer level.

    We made the change in the form of long-term incentive awards to our executive officers primarily in response to TARP limitations which precludes the granting of stock options to our five most highly compensated employees, yet permits awards of long-term restricted stock.  To comply, awards must require a minimum service period of two years prior to vesting, the value of such awards cannot be more than one-third of the recipient’s total compensation for the year and vested shares, net of required tax withholding, may not be sold except to the extent we have redeemed our preferred stock which was purchased by the Treasury Department under TARP.

    The long-term restricted stock awards we made in July 2009 included two conditions for vesting:  first, a performance condition in the form of a stock price hurdle that would be met if we achieved a 50% increase in our stock price and second, a service condition that required the recipient to remain with us for at least three years.  Specifically, the stock price hurdle required our stock price to reach and stay above $18.14 (150% of our stock price of $12.09 on the July 22, 2009 grant date) for ten consecutive trading days, provided that if this minimum price requirement is not been met by July 22, 2014, the restricted stock would be forfeited. The Committee established these vesting provisions in order to reinforce the alignment of our executive officers with the goal of long-term shareholder value creation and to reinforce the retention aspects of the long-term incentive awards. On September 28, 2009, the stock price hurdle was achieved. As a result, the restricted shares will vest in July 2012, subject to continued employment through that date.

    In December 2009, we updated our estimate of the total compensation that would be earned by the named executive officers under our compensation philosophy as compared to the amounts which could be paid under TARP limitations, including the limitations on bonus compensation and the maximum permissible long-term restricted stock awards.  In light of this information and performance, we made an additional award of long-term restricted stock to Mr. Feiger, Mr. Field and Ms. York.  The awards will vest on the second anniversary of the date of grant.

    In each case, the long-term restricted stock awards also include provisions necessary to ensure the awards comply with applicable TARP requirements for permitted long-term restricted stock awards. As noted above, the requirements include that vested shares, net of required tax withholding, may only be sold by the executive officer to the extent we have redeemed the Treasury Department’s investment in our preferred stock.

    The long-term restricted stock awards made to the named executive officers in July 2009 and December 2009 are set forth in the Grants of Plan-Based Awards table under the “All Other Stock Awards” and “All Other Option Awards” columns.  In addition, the aggregate grant date fair value of these awards is set forth in the Stock Awards column in the Summary Compensation Table.

Retirement and Other Benefits

    Each named executive officer participates in our 401(k) profit sharing plan, a tax-qualified plan in which all employees of the Company and its subsidiaries who work at least 20 hours per week are eligible to participate following three months of service.  Participants are able to contribute up to the lesser of 75% of their eligible earnings or the limit prescribed by the Internal Revenue Service on a before tax basis.  We make annual matching contributions to the plan in such amount as is determined by our Board of Directors and may also make profit sharing contributions.  For the 2009 plan year, all employee contributions are fully vested and employer matching contributions vest over two years.  Profit sharing contributions made by the Company vest over six years.

    The named executive officers, and certain other executives, are entitled to defer compensation under one of our two deferred compensation plans:  the Stock Deferred Compensation Plan and the Non-Stock Deferred Compensation Plan.  For deferrals under the stock plan, the executive’s account balance is credited or debited based on the performance of the assets of the stock plan trust, which are invested solely in Company Common Stock purchased by the plan trustee on the open market, except for such amounts of cash as the trustee deems necessary for the proper operation of the plan trust.  For deferrals under the non-stock plan, the executive’s account balance is credited or debited based on the performance of one or more measurement funds selected by the executive, which in turn are based on certain mutual funds selected from time to time by our trustee to act as investment measurement devices.  We may make discretionary contributions to the deferred compensation plans.  In addition, pursuant to his employment agreement, Mr. Feiger is entitled to a supplemental retirement benefit in the form of an annual credit to his Non-Stock Deferred Compensation Plan account equal to 20% of his base salary.  As noted above, Mr. Feiger has agreed that his TARP motivated salary adjustment effective January 1, 2010 will not be counted as base salary for purposes of this contribution.  For additional information, see “Non-qualified Deferred Compensation.”

    The named executive officers participate in other employee benefit plans generally available to all employees, including group medical, dental, life and disability plans, in addition to any benefits to which they may be entitled by contract.

Perquisites and Other Personal Benefits

    We provide the named executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable relative to our peer group and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.  The incremental costs to us of providing these perquisites and other personal benefits for 2009 to the named executive officers for the fiscal year ended December 31, 2009 are included in the Summary Compensation Table under the “All Other Compensation” column.  Perquisites are generally limited to cars and country club memberships for select officers primarily for use with customers.

Employment Agreements; Change in Control Severance Agreements; Protective Covenants Agreements

    As we have previously noted, each of our named and other executive officers has entered into an agreement acknowledging and agreeing that each employment, change in control, long-term incentive award and other compensation arrangement the executive officer has with the Company is subject to the limitations and restrictions of TARP.  TARP prohibits us from paying certain amounts deemed to be bonuses or “golden parachutes.” TARP defines the term “golden parachute payment” to mean any payment for the departure for any reason, or any payment due to a change in control, except for payments for services performed or benefits accrued. A golden parachute payment includes the acceleration of vesting due to the departure or the change in control event, as applicable. A golden parachute payment does not include payments made (i) pursuant to a qualified pension or retirement plan, (ii) due to the employee’s death or disability; or (iii) severance required to be made pursuant to a state statute.  In general, TARP restrictions will remain applicable until we fully redeem the preferred stock we sold to the Treasury Department.  The description of agreements that follows does not reflect the application of TARP rules.

    We have entered into employment or change in control severance agreements with our named and other executive officers.  Messrs. Feiger and Field have been parties to an employment agreement with us (or our predecessors) since 1999.  Ms. York and Messrs. Panos and Wildman are parties to change in control severance agreements.  We entered into these agreements to be consistent with competitive practice, as the use of agreements such as these is commonplace within our peer group and among financial institutions, generally in light of industry consolidations.  In addition, we believe these agreements are consistent with our goal of attracting and retaining talented executives, as they help minimize uncertainty that may affect the executive’s performance in circumstances associated with changes in strategic direction and the possibility of change in control of the Company.  See “Employment and Other Agreements with Named Executive Officers.”

    In the event of a change in control, our executive officers may become subject to the excise tax on golden parachute payments.  The applicability and effect of the excise tax can vary significantly from executive officer to executive officer based on the executive’s personal compensation history.  To provide an equal level of benefit across individuals without regard to the effects of the excise tax, and keeping with historical competitive practice in the banking industry, each of the named executive officers is a party to a tax gross up agreement that provides generally, he or she generally will be paid an additional amount (referred to as a “gross up payment”) that will offset, on an after tax basis, the effect of any excise tax.  See “Employment and Other Agreements with Named Executive Officers-Tax Gross Up Agreements.”  In December 2008, at the time we made changes to other agreements in connection with TARP, we modified the tax gross up agreements with our executive officers to remove the Company’s obligation to pay a tax gross-up payment where the compensation and benefits giving rise to the excise tax do not exceed by more than ten percent the amount at which the excise tax is triggered and in such instances to reduce the compensation and benefits otherwise owed to the executive officer to a level below which the excise tax is triggered.  We made these changes because this approach avoids obligating the Company to pay a large gross-up payment in circumstances where the adverse impact of the excise tax is not significant.

    For information on the potential payments due to the named executive officers in the event of a termination of employment or a change in control and the effect of TARP limitations on those payments, see “Employment and Other Agreements with Named Executive Officers” and “Potential Payments on Termination of Employment and Change in Control.”

    We have made and continue to make significant financial commitments and investments in our business units and people to support growth. To protect these investments during the first quarter of 2010, Messrs. Panos and Wildman, Ms. York and other officers entered into Protective Covenants Agreements with us in return for eligibility to receive incentive compensation. Under the agreement, the individual is obligated to safeguard and not disclose or misuse our confidential information and, for a period of one year after termination of employment, to not solicit our customers or employees or disparage the Company, its officers, directors or employees.  Because our existing employment agreements with Messrs. Feiger and Field already contained these protections for the Company, as well as a non-competition covenant, neither executive entered  into a separate Protective Covenants Agreement.

 Other Tax Considerations and Accounting Considerations

    Section 162(m) of the Internal Revenue Code generally eliminates the deductibility of compensation over $1 million paid to certain highly compensated executive officers of publicly held corporations, excluding certain qualified performance-based compensation.  While stock options and stock appreciation rights as a general matter automatically constitute qualified performance-based compensation (provided that certain plan content and grant procedure requirements are met), cash and other stock-based awards (including but not limited to restricted stock) must be subject to stockholder-approved performance criteria in order to so qualify.  In this regard, stockholders approved an amendment to our Omnibus Incentive Plan in 2007 to authorize the awarding of cash and stock-based performance awards that constitute qualified performance-based compensation exempt from the $1 million deductibility limit of Section 162(m).  As a result of our participation in TARP, we agreed to be subject to amendments to Section 162(m) which limit the deductibility of all compensation, including performance based compensation, to $500,000 per executive with respect to any taxable year during which the U.S. Treasury retains its TARP investment in the Company.  TARP provides for application of the $500,000 limitation on a pro rata basis with respect to calendar years during which the Treasury Department held its investment for less than the full year, as was the case in 2008 when the Treasury Department held the investment for less than one month.

    When our Board of Directors determined to participate in TARP, it was aware of, factored into its analysis and agreed to, the potential increased after-tax cost of our executive compensation program that would arise because of TARP’s $500,000 deduction limitation.  As a result, while the Committee will remain mindful of the deduction limitation, it has concluded that the $500,000 deduction limitation will not be a significant factor in its decision-making with respect to the compensation of our executive officers.

 Role of Executive Officers in Determining Compensation

    Our Chief Executive Officer, Mr. Feiger, recommends to the Committee base salary, target bonus levels, actual bonus payments and long-term incentive grants for our executive officers (other than himself).  Mr. Feiger makes these recommendations to the Committee based on the data and analysis provided by our independent compensation consultant and qualitative judgments regarding individual performance.  Mr. Feiger is not involved with any aspect of determining his own compensation.

Summary Compensation Table
(2009)

    The following table sets forth information concerning the compensation paid to or earned by the named executive officers for 2009, 2008 and 2007:

Name and Principal Position	Year	Salary ($)		Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total Compensation ($)

Mitchell Feiger	2009	$ 629,000		$ -	$ 443,447	$ -	$ 35,136	$ -	$ 224,451	(5)	$ 1,332,034
President and Chief Executive Officer of the Company	2008	$ 629,000		$ -	$ 181,153	$ 423,477	$ -	$ -	$ 240,172		$ 1,473,802
	2007	$ 600,000		$ -	$ 197,110	$ 426,942	$ 343,200	$ -	$ 277,095		$ 1,844,347

Jill E. York	2009	$ 294,000		$ -	$ 219,858	$ -	$ 92,978	$ -	$ 73,764	(6)	$ 680,600
Vice President and Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of the Bank	2008	$ 294,000		$ -	$ 88,198	$ 206,384	$ 84,672	$ -	$ 57,571		$ 730,825
	2007	$ 283,000		$ -	$ 112,902	$ 146,456	$ 141,500	$ -	$ 60,178		$ 744,036

Thomas D. Panos	2009	$ 361,000		$ -	$ 146,768	$ -	$ -	$ -	$ 47,912	(7)	$ 555,680
President and Chief Commercial Banking Officer of the Bank	2008	$ 361,000		$ -	$ 77,155	$ 180,387	$ -	$ -	$ 108,994		$ 727,536
	2007	$ 350,000		$ -	$ 158,936	$ 203,769	$ 227,500	$ -	$ 65,589		$ 1,005,794

Burton J. Field	2009	$ 432,225	(9)	$ -	$ 98,840	$ -	$ 76,714	$ -	$ 72,902	(10)	$ 680,681
President, Lease Banking of the Bank and Vice President of the Company (8)	2008	$ 419,905		$ -	$ 18,611	$ 43,526	$ 73,336	$ -	$ 73,725		$ 629,103

Brian Wildman	2009	$ 244,000		$ -	$ 148,807	$ -	$ 85,583	$ -	$ 34,902	(11)	$ 513,292
Executive Vice President and Head of Wealth Management (8)

(1)	Bonus amounts for 2009, 2008 and 2007 for the named executive officers are reported under the “Non-Equity Incentive Plan Compensation” column and footnote (4) to that column.
(2)
The amounts in this column are calculated using the grant date fair value of the award under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”), based on the number of restricted shares awarded and the fair market value of the Company’s common stock on the date the award was made. The assumptions used in the calculation of these amounts are included in Note 20 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 4, 2010.  The terms of each restricted stock award made in 2009 include certain restrictions that may be applicable to the award recipient to the extent necessary to ensure that the award complies with the limitations on compensation to which the Company is currently subject as a result of its participation in TARP.  These restrictions, to the extent applicable, could result in a reduction in the number of shares comprising the award and/or affect the vesting of the award and transferability of the shares.

(3)
The amounts in this column are calculated using the grant date fair value of the award under ASC Topic 718, based on the fair value of the stock option awards as estimated using the Black-Scholes option-pricing model. The assumptions used in the calculation of these amounts are included in Note 20 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 4, 2010.

(4)
Represents cash incentive bonus awards earned for 2009, 2008 and 2007.  The 2009 amount will not be paid while the Company is participating in TARP as required by the ARRA prohibition on cash bonus compensation paid or accrued for certain highly paid executive officers and employees.  Not included in the 2007 amounts in the table for Ms. York and Messrs. Panos and Santo are the portions of their incentive bonus awards in excess of their target bonus awards, which were paid in the form of restricted stock granted under our Omnibus Incentive Plan.  The 2007 bonus amounts earned in excess of target for Ms. York and Messrs. Panos and Santo were $45,280, $64,838 and $4,539, respectively, resulting in grants of 1,439, 2,061 and 145 shares of restricted stock respectively, on February 20, 2008, which vested in full on February 20, 2010.

(5)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $162,280, supplemental disability insurance premiums paid on Mr. Feiger’s behalf of $4,153 and 401(k) matching and profit sharing contributions of $20,071.  Also includes the value of a leased automobile provided to Mr. Feiger of $13,492, and club dues paid on behalf of Mr. Feiger of $24,455.

(6)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $12,699 and 401(k) matching and profit sharing contributions of $20,071.  Also includes the value of a leased automobile provided to Ms. York of $13,209, and club dues paid on behalf of Ms. York of $27,785.

(7)
Includes non-qualified supplemental retirement contributions under our stock deferred compensation plan of $10,939, and 401(k) matching and profit sharing contributions of $20,071.  Also includes the value of a leased automobile provided to Mr. Panos of $9,288, and club dues paid on behalf of Mr. Panos of $7,614.

(8)
No compensation information is provided for Mr. Wildman for 2008 and 2007 because he was not a named executive officer for such years.  No compensation information is provided for Mr. Field for 2007 because he was not a named executive officer for such year.

(9)	Excludes $26,465 in salary forgone by Mr. Field during 2009 reflecting reduced pay while working from his second home.
(10)
Includes non-qualified supplemental retirement contributions under our non-stock deferred compensation plan of $24,746, supplemental health insurance premiums paid on Mr. Field’s behalf of $9,388 and 401(k) matching and profit sharing contributions of $20,071.  Also includes the value of a leased automobile provided to Mr. Field of $8,657, and club dues paid on behalf of Mr. Field of $10,040.

(11)
Includes non-qualified supplemental retirement contributions under our stock deferred compensation plan of $1,991, 401(k) matching and profit sharing contributions of $20,071.  Also includes the value of a leased automobile provided to Mr. Wildman of $12,840.

    Messrs. Feiger and Field have employment agreements with the Company.  Each of Ms. York, and Messrs. Field, Panos and Wildman has a change-in-control severance agreement with the Bank.  For descriptions of these agreements, see “Employment and Other Agreements with Named Executive Officers.”  Explanations of the amounts of salary and bonus in proportion to total compensation are provided under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards
(2009)

    The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers during 2009.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other: Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards (3)

Name	Grant Date	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold ($)	Target ($)	Maximum ($)

Mitchell Feiger	02/18/09	$ -	$ 408,850	$ 1,226,550	$ -	$ -	$ -	-	-	-
	07/22/09	-	-	-	-	-	-	40,444	-	-	$ 332,450
	12/02/09	-	-	-	-	-	-	5,876	-	-	$ 110,997
Total		$ -	$ 408,850	$ 1,226,550				46,320	-

Jill E. York	02/18/09	$ -	$ 147,000	$ 441,000	$ -	$ -	$ -		-
	07/22/09	-	-	-	-	-	-	21,151	-	-	$ 173,861
	12/02/09	-	-	-	-	-	-	2,435	-	-	$ 45,997
Total		$ -	$ 147,000	$ 441,000				23,586	-

Thomas D. Panos	02/18/09	$ -	$ 234,650	$ 703,950	$ -	$ -	$ -	-	-	-
	07/22/09	-	-	-	-	-	-	17,855	-	-	$ 146,768
Total		$ -	$ 234,650	$ 703,950				17,855	-

Burton J. Field	02/18/09	$ -	$ 111,583	$ 334,750	$ -	$ -	$ -		-	-
	07/22/09	-	-	-	-	-	-	5,576	-	-	$ 45,835
	12/02/09	-	-	-	-	-	-	2,806	-	-	$ 53,005
Total		$ -	$ 111,583	$ 334,750				8,832	-

Brian Wildman	02/18/09	$ -	$ 122,000	$ 366,000	$ -	$ -	$ -		-
	07/22/09	-	-	-	-	-	-	18,103	-	-	$ 148,807
Total		$ -	$ 122,000	$ 366,000				18,103	-

(1)
For each named executive officer, represents threshold, target and maximum amounts potentially payable under 2009 annual incentive awards prior to application of TARP limits on incentive compensation.  The target amounts were approved by the Company’s Board of Directors on February 20, 2009.  The actual amounts earned under these awards for 2009 are reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.  For additional information, see “Compensation Discussion and Analysis-Short-Term Variable Incentive (Annual Bonus).”

(2)
For each named executive officer, represents a restricted stock award under our Omnibus Incentive Plan that is scheduled to vest 100% on July 22, 2012 or December 2, 2012, subject to continued employment and acceleration of vesting in certain circumstances.

(3)
Represents the grant date fair value of the award determined in accordance with ASC Topic 718.  The assumptions used in calculating the grant date fair value of these awards are included in Note 20 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 4, 2010.

Outstanding Equity Awards at Fiscal Year-End
(2009)

    The following table sets forth information with respect to all stock options and unvested restricted stock awards held at December 31, 2009 by the named executive officers.  Vesting and other information relating to these awards set forth in the footnotes below assumes continued employment through the vesting date and is subject to acceleration of vesting in certain circumstances.  See “Potential Payments on Termination of Employment or Change in Control.”

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Unit s of Stock That Have Not Vested ($) (7)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or: Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Mitchell Feiger	12,500	-	-	$ 8.00	7/25/2010	-		-	-	-
	25,500	-	-	$ 16.89	7/31/2011	-		-	-	-
	75,000	-	-	$ 21.21	7/18/2012	-		-	-	-
	75,300	-	-	$ 26.89	7/23/2013	-		-	-	-
	38,441	-	-	$ 37.06	8/24/2014	-		-	-	-
	39,210	-	-	$ 42.70	7/20/2015	-		-	-	-
	-	24,451	-	$ 40.00	7/26/2016	-		-	-	-
	-	33,522	-	$ 35.77	7/26/2016	-		-	-	-
	-	34,091	-	$ 40.00	7/25/2017	-		-	-	-
	-	41,714	-	$ 32.89	7/25/2017	-		-	-	-
	-	54,108	-	$ 29.00	6/25/2018	-		-	-	-
	-	66,275	-	$ 24.65	6/25/2018	-		-	-	-
	-	-	-	$ -	-	5,993	(2)	118,122	-	-
	-	-	-	$ -	-	7,349	(4)	144,849	-	-
	-	-	-	$ -	-	40,444	(5)	797,151	-	-
	-	-	-	$ -	-	5,876	(6)	115,816	-	-
Total	265,951	254,161	-			59,662		$1,175,938	-	-

Jill E. York	5,919	-	-	$ 16.89	7/31/2011	-		-	-	-
	12,900	-	-	$ 21.21	7/18/2012	-		-	-	-
	11,700	-	-	$ 26.89	7/23/2013	-		-	-	-
	7,029	-	-	$ 37.06	8/24/2014	-		-	-	-
	13,688	-	-	$ 42.70	7/20/2015	-		-	-	-
	-	12,037	-	$ 35.77	7/26/2016	-		-	-	-
	-	8,780	-	$ 40.00	7/26/2016	-		-	-	-
	-	14,309	-	$ 32.89	7/25/2017	-		-	-	-
	-	11,695	-	$ 40.00	7/25/2017	-		-	-	-
	-	26,344	-	$ 29.00	6/25/2018	-		-	-	-
	-	32,268	-	$ 24.65	6/25/2018	-		-	-	-
	-	-	-	$ -	-	2,056	(2)	40,524	-	-
	-	-	-	$ -	-	1,439	(3)	28,363	-	-
	-	-	-	$ -	-	3,578	(4)	70,522	-	-
	-	-	-	$ -	-	21,151	(5)	416,886	-	-
	-	-	-	$ -	-	2,435	(6)	47,994	-	-
Total	51,236	105,433	-			30,659		$604,289	-	-

Outstanding Equity Awards at Fiscal Year-End
(Continued)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Unit s of Stock That Have Not Vested ($) (7)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or: Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Thomas D. Panos	12,450	-	-	$ 16.89	7/31/2011	-		-	-	-
	12,750	-	-	$ 21.21	7/18/2012	-		-	-	-
	12,450	-	-	$ 26.89	7/23/2013	-		-	-	-
	8,054	-	-	$ 37.06	8/24/2014	-		-	-	-
	16,295	-	-	$ 42.70	7/20/2015	-		-	-	-
	-	16,419	-	$ 35.77	7/26/2016	-		-	-	-
	-	11,976	-	$ 40.00	7/26/2016	-		-	-	-
	-	19,909	-	$ 32.89	7/25/2017	-		-	-	-
	-	16,271	-	$ 40.00	7/25/2017	-		-	-	-
	-	23,048	-	$ 29.00	6/25/2018	-		-	-	-
	-	28,231	-	$ 24.65	6/25/2018	-		-	-	-
	-	-	-	$ -	-	2,861	(2)	56,390	-	-
	-	-	-	$ -	-	2,061	(3)	40,622	-	-
	-	-	-	$ -	-	3,130	(4)	61,692	-	-
	-	-	-	$ -	-	17,855	(5)	351,922	-	-
Total	61,999	115,854	-			25,907		$ 510,626	-	-

Burton J. Field	9,375	-	-	$ 16.89	7/31/2011	-		-	-	-
	8,400	-	-	$ 21.21	7/18/2012	-		-	-	-
	6,900	-	-	$ 26.89	7/23/2013	-		-	-	-
	4,039	-	-	$ 37.06	8/24/2014	-		-	-	-
	4,196	-	-	$ 42.70	7/20/2015	-		-	-	-
	-	2,463	-	$ 35.77	7/26/2016	-		-	-	-
	-	1,797	-	$ 40.00	7/26/2016	-		-	-	-
	-	2,900	-	$ 32.89	7/25/2017	-		-	-	-
	-	2,370	-	$ 40.00	7/25/2017	-		-	-	-
	-	5,556	-	$ 29.00	6/25/2018	-		-	-	-
	-	6,805	-	$ 24.65	6/25/2018	-		-	-	-
	-	-	-	$ -	-	417	(2)	8,219	-	-
	-	-	-	$ -	-	755	(4)	14,881	-	-
	-	-	-	$ -	-	5,576	(5)	109,903
	-	-	-	$ -	-	2,806	(6)	55,306	-	-
Total	32,910	21,891	-			9,554		$ 188,309	-	-

Outstanding Equity Awards at Fiscal Year-End
(Continued)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (1)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Unit s of Stock That Have Not Vested ($) (7)	Equity Incentive Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or: Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Brian Wildman	3,300	-	-	$ 36.05	7/18/2014	-		-	-	-
	2,886	-	-	$ 42.70	7/20/2015	-		-	-	-
	-	4,606	-	$ 35.77	7/26/2016	-		-	-	-
	-	4,249	-	$ 40.00	7/25/2017	-		-	-	-
	-	5,199	-	$ 32.89	7/25/2017	-		-	-	-
	-	9,839	-	$ 29.00	6/25/2018	-		-	-	-
	-	12,051	-	$ 24.65	6/25/2018	-		-	-	-
	-	-	-	$ -	-	747	(2)	14,723	-	-
	-	-	-	$ -	-	1,336	(4)	26,333	-	-
	-	-	-	$ -	-	18,103	(5)	356,810	-	-
Total	6,186	35,944	-			20,186		$ 397,866	-	-

(1)	Option expires on tenth anniversary of grant date and vests 100% on fourth anniversary of grant date.
(2)	Restricted stock award scheduled to vest on July 25, 2010 (third anniversary of grant date).
(3)	Restricted stock which vested on February 20, 2010 (second anniversary of grant date).
(4)	Restricted stock award scheduled to vest on June 25, 2011 (third anniversary of grant date).
(5)	Performance based restricted stock award scheduled to vest on July 22, 2012 (third anniversary of grant date).
(6)	Restricted stock award scheduled to vest on December 2, 2011 (second anniversary of grant date).
(7)	Reflects the value as calculated based on the closing price of our Common Stock on December 31, 2009 of $19.71.

Option Exercises and Stock Vested
(2009)

    The following table sets forth information about stock options exercised and shares of restricted stock vested during the year ended December 31, 2009 for each named executive officer:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)

Mitchell Feiger	-	$ -	5,163	$ 65,054
Jill E. York	11,320	$ 112,634	1,854	$ 23,360
Thomas D. Panos	-	$ -	2,529	$ 31,865
Burton J. Field	-	$ -	380	$ 4,788
Brian Wildman	-	$ -	456	$ 5,746

(1)	Represents amount realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2)	Represents the value realized upon vesting of restricted stock award, based on the market value of the shares on the vesting date.

Non-Qualified Deferred Compensation
(2009)

    The following table sets forth information about non-qualified deferred compensation payable to each named executive officer:

Name	Executive Contribution in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($) (4)

Mitchell Feiger	$ 18,870	$ 162,280	$ 113,061	$ -	$ 1,054,213

Jill E. York	$ 8,484	$ 12,699	$ 374	$ (29,129)	$ 72,168

Thomas D. Panos	$ -	$ 10,939	$ (16,173)	$ (14,665)	$ 141,235

Burton J. Field	$ 8,316	$ 24,746	$ 52,219	$ (11,643)	$ 1,021,471

Brian Wildman	$ -	$ 1,991	$ (5,582)	$ (5,837)	$ 11,758

(1)	All amounts are reported as compensation for 2009 in the Summary Compensation Table under the “Salary” column.
(2)
Amount represents contributions accrued by the Company for 2009 and paid into the non-qualified deferred compensation plan in 2010.  All of the amounts shown are reported as compensation for 2009 in the Summary Compensation Table under the “All Other Compensation” column.

(3)
None of the amounts shown are reported as compensation in the Summary Compensation Table, as these amounts do not constitute above-market or preferential earnings as defined in the rules of the Securities and Exchange Commission.

(4)
Of the aggregate balances shown, the following amounts were reported as compensation earned by the named executive officers in the Company’s Summary Compensation Table for the last year and for prior years: Mr. Feiger - $926,132; Ms. York - $115,255; Mr. Panos - $176,114; Mr. Field - $804,614, and Mr. Wildman - $1,991.

    Certain of our executive officers, including each of the named executive officers, are permitted to defer up to 100% of their base annual salary, annual bonus and/or compensation for service as a director, under one of our two non-qualified deferred compensation plans: the Stock Deferred Compensation Plan and the Non-Stock Deferred Compensation Plan.  For deferrals under the stock plan, the executive’s account balance is credited or debited based on the performance of the assets of the stock plan trust, which are invested solely in our Common Stock purchased on the open market, except for such amounts of cash as the plan trustee deems necessary for the proper operation of the plan trust.  For deferrals under the non-stock plan, the executive’s account balance is credited or debited based on the performance of one or more measurement funds, which in turn are based on certain mutual funds selected from time to time by the our Board of Directors to act as investment measurement devices.  The executive selects the particular measurement funds for his or her account.

    An executive is always 100% vested in his or her account balance, including any employer contributions which may be made by us in our discretion.  Under his employment agreement with the Company, Mr. Feiger is awarded, on each December 31 while he is employed by the Company (starting December 31, 2007), a fully-vested employer contribution to his account under the Non-Stock Deferred Compensation Plan in an amount equal to 20% of his base salary then in effect, provided that the salary adjustment (increase) instituted for him beginning in 2010 in response to TARP limitations on compensation is not base salary for purposes of this 20% contribution.  With certain exceptions, our deferred compensation obligations to an executive generally will be paid after the earlier of (1) a fixed payment date, if any, as may be selected by the executive in accordance with the plan’s short-term payout provisions, or (2) the termination of the executive’s employment or service or a qualifying change in control of the Company.  Payments made pursuant to the executive’s election to be paid in connection with the short-term payout provisions of the plan generally will be made in a lump sum.  A payout triggered by the termination of the executive’s employment or a change in control generally will be made in a lump sum unless the executive has made a proper election under the plan to be paid in installments.  Elections and payments are subject to compliance with tax code section 409A, including a six-month delay in payments triggered on termination of employment.  The plans provide for early withdrawal, with the approval of the Organization and Compensation Committee, of a participant’s account balance in the event of an unforeseeable financial emergency.  All distributions under the stock plan are made in shares of our Common Stock, except for fractional shares, which are paid in cash.  All distributions under the non-stock plan are made in cash.

Employment and Other Agreements with Named Executive Officers

    Our participation in TARP significantly restricts or prohibits the compensation, severance and change in control benefits to which our named and other executive officers may be entitled under the agreements described below.  Each executive officer has entered into an agreement acknowledging and consenting to such limitations and restrictions. The following discussion of the terms of these agreements does not take into account the application of TARP restrictions.

    Employment Agreement with Mr. Feiger.  In December 2007, we entered into an employment agreement with Mr. Feiger, the Company’s President and Chief Executive Officer, which replaced his prior employment agreement with the Company from March 2003.  We entered into an amended and restated employment agreement with Mr. Feiger in December 2008 at the time of our participation in TARP.

    Mr. Feiger’s employment agreement provides for a three-year term that is extended by one day on a daily basis (so that the term of the agreement is always three years) unless the Company gives notice that the extensions will cease.  The employment agreement entitles Mr. Feiger to an annual base salary of not less than $629,000 and an annual target bonus opportunity of not less than 60% of his base salary.

    The employment agreement entitles Mr. Feiger to participation in benefit plans and the receipt of fringe benefits to the same extent as the other executive officers of the Company and the Bank, including but not limited to, payment by the Company of certain club dues and the use of a company car, and to long-term disability coverage and benefits as in effect on the date of the employment agreement, to the extent available at reasonable cost.  Mr. Feiger is entitled to a post-employment health benefit (the “Post-Employment Health Benefit”) which provides Company-paid health coverage for Mr. Feiger and his eligible dependents until Mr. Feiger becomes eligible for Medicare benefits.  The employment agreement also provides that on each December 31st during the term of the agreement (starting December 31, 2007), provided that he is then employed by the Company, Mr. Feiger will receive a fully-vested employer contribution to his account under the Company’s non-stock non-qualified deferred compensation plan in an amount equal to 20% of his base salary then in effect (the “Deferred Compensation Contribution”).  The salary adjustment (increase) instituted for him beginning in 2010 in response to TARP limitations on compensation is not base salary for purposes of this 20% contribution. In the event of a change in control, Mr. Feiger is entitled to an acceleration of the deferred compensation contributions.

    The employment agreement provides that Mr. Feiger is to be considered for annual awards of stock options and/or other stock-based awards under the Company’s Omnibus Incentive Plan, with the expectation, but not a requirement, that his awards will have a value on the date of grant, at target, equal to 100% of his salary earned for the preceding calendar year.  The mix and terms and conditions of Mr. Feiger’s awards generally will be the same as the awards made at the same time to the other senior officers of the Company, provided, that any stock option granted to Mr. Feiger will have a term of ten years (or such other period as applies under the terms of stock options granted at the same time to other senior officers), may be subject to a vesting schedule, provided that any such vesting will continue following an “involuntary termination” (as defined below) of Mr. Feiger’s employment and will accelerate in the event of Mr. Feiger’s death or disability or in the event of a “change in control” (as defined below) if the unvested portion of the stock option would otherwise terminate, in whole or in part, by reason of the change in control, and have post-employment exercise periods.

    The term “involuntary termination” is defined to include termination of Mr. Feiger’s employment by the Company (other than for cause or due to death, disability or specified misconduct on his part under the federal banking laws) without his consent, or by Mr. Feiger following a material reduction of or interference with his duties, responsibilities or benefits without his consent or within 90 days after he receives written notice from the Company that the term of the agreement will not be extended (referred to below as a “Non-Extension Termination”), provided that Mr. Feiger has given timely and proper notice to the Company and the Company does not timely cure the circumstances giving Mr. Feiger the right to terminate.

    The term “change in control” is defined to mean the occurrence of any of the following:  (i) any person becomes the beneficial owner of 35% or more of the voting stock of the Company or the Bank; (ii) individuals who were directors of the Company on the date of the employment agreement (referred to as the “incumbent board”) cease to represent a majority of the Board of Directors, except to the extent new directors are supported by the incumbent board; (iii) consummation of a reorganization, merger or consolidation of the Company or the Bank, other than, in the case of the Company, a transaction where the Company’s stockholders prior to the transaction hold more than 60% of the outstanding shares of the resulting entity following the transaction, or, in the case of the Bank, a transaction where the Company owns more than 50% of the outstanding securities of the resulting institution; or (iv) consummation of a sale of all or substantially all of the assets of the Company or the Bank or approval by the stockholders of the Company or the Bank of a plan of complete liquidation of the Company or the Bank.

    If Mr. Feiger is involuntarily terminated prior to and not in connection with a change in control, he will receive monthly payments equal to the sum of one-twelfth of his then-current base salary, one-twelfth of the average annual cash incentive bonuses received by him for the two full calendar years preceding the date of termination, and one-twelfth of the amount of the Deferred Compensation Contribution that he otherwise would have received on the next December 31st, based on his then-current base salary.  These payments will continue until the end of the agreement’s term unless the involuntary termination is a Non-Extension Termination, in which case the payments will continue for 18 months after the date of termination.  Mr. Feiger will also receive the Post-Employment Health Benefit and all other accrued but unpaid amounts to which he is entitled under the agreement, including any unpaid salary, bonus, expense reimbursements and vested employee benefits.  These other amounts are referred to below as “Accrued Compensation.”

    The employment agreement provides that if Mr. Feiger is involuntarily terminated in connection with or within 18 months following a change in control, then he will receive a lump sum amount in cash equal to three times the sum of his then current base salary and target annual bonus (currently 65% of his base salary), instead of the monthly payments described above.  He will also receive any Accrued Compensation and the Post-Termination Health Benefit.

    If Mr. Feiger voluntarily terminates his employment for a reason that does not constitute “involuntary termination,” if the Company terminates Mr. Feiger’s employment after he has been disabled for one year, or if Mr. Feiger’s employment terminates due to death, then in any such case the Company’s only obligations under the agreement will be the payment of any Accrued Compensation and provision of the Post-Employment Health Benefit (to Mr. Feiger’s surviving spouse and eligible dependents, if the termination is due to Mr. Feiger’s death).  If Mr. Feiger’s employment is terminated for cause or for specified misconduct on his part under the federal banking laws, the Company’s only post-termination obligation under the agreement will be the payment of any Accrued Compensation.

    The employment agreement imposes non-competition and non-solicitation covenants that will apply for one year following the termination of Mr. Feiger’s employment for any reason.  If Mr. Feiger breaches these covenants following an involuntary termination of his employment, the Company will be entitled to recover any amounts paid to him as a result of that termination.

    Employment Agreement with Burton J. Field.  At the outset of 2008, the Bank had an employment agreement with Burton J. Field.  This agreement was entered into by Manufacturers Bank, Old MB Financial’s wholly owned subsidiary, with Mr. Field in September 1999, and was assumed by the Bank in November 2001 following the MB-MidCity Merger.  The agreement provided for a three-year term which is extended by one year on an annual basis, unless the Bank gives notice that the term will not be extended.  The agreement entitled Mr. Field to an annual base salary of not less than $400,000, performance-based and discretionary bonuses, if any, as may be declared by the Bank’s Board of Directors.  The agreement also entitled Mr. Field to participation in benefit plans and the receipt of fringe benefits to the same extent as the other executive officers of the Company and the Bank, and provided for the payment by the Bank of certain club dues and the use of a company car.  In addition, the agreement entitled Mr. Field to six weeks’ vacation per year at full pay and ten weeks’ vacation per year at half pay.  The employment agreement also provided severance and change in control related benefits which differed from those provided to the Company’s other executive officers (except Mr. Feiger) under the change in control severance and tax gross-up agreements described below.

    During 2008, the Company gave notice to Mr. Field ceasing the automatic renewal feature in employment agreement and entered into a new employment agreement with Mr. Field.  The term of the new agreement is three years ending September 1, 2011.  The new employment agreement reflects Mr. Field’s current annual salary and otherwise continues the provisions noted above relating to bonuses, fringe benefits and vacation.  Under the new employment agreement, if Mr. Field’s employment is involuntarily terminated by the Bank during the term of his agreement, then through the remainder of the term of the agreement, or if greater, 12 months, he will receive monthly payments equal to 1/12th of his average annual salary actually earned by him during the preceding 24 months plus 1/12th of the average annual amount of cash bonuses actually earned during the two full fiscal years preceding the date of termination and he and his spouse (upon her attainment of age 65 or the then current Medicare eligibility age) will for the remainder of their lives be provided with coverage under a Medicare Supplemental Insurance plan and a long term care insurance plan, with the Bank bearing the annual cost of premiums up to $25,000 (to be reduced to $12,500 upon the death of Mr. Field or his spouse) (the “Continued Health Benefits”).

    The term “involuntary termination” is defined to include termination of employment by the Bank (other than for cause or due to death, disability, retirement or specified misconduct on his part under the federal banking laws) without Mr. Field’s consent or by Mr. Field following a material reduction of or interference with his duties, responsibilities or benefits without his consent.

    If Mr. Field voluntarily terminates his employment for a reason that does not constitute “involuntary termination” for purposes of the agreement, he will be entitled to receive a prorated bonus for that year and the Continued Health Benefits.  If Mr. Field’s employment terminates due to death, his estate or other designated beneficiary will receive continued payments of his salary through the last day of the calendar month in which he dies and a prorated cash bonus.  If Mr. Field’s employment terminates for cause, the Bank will have no further obligations to him under the agreement other than providing the Continued Health Benefits.

    Mr. Field’s agreement contains a covenant not to compete with the Bank following his termination of employment in a specified area of the State of Illinois for a period of one year.

    The employment agreement also contains provisions intended to comply with the provisions of tax code section 409A and provides that he will also be party to a change in control severance agreement and tax gross-up agreement as described below.

    Change in Control Severance Agreements.  The Bank has entered into Change in Control Severance Agreements with its executive officers (other than Mr. Feiger), including Ms. York and Messrs. Panos, Field and Wildman.  The form of the Change in Control Agreement with these executive officers was most recently updated in December 2008.  Each agreement is for a three-year term, which is automatically extended for one year on each anniversary of the agreement (so that the agreement has a three-year term following the extension).

    Each agreement provides that if a change in control of the Company or the Bank occurs, and within 24 months thereafter the executive’s employment is involuntarily terminated without just cause or the executive voluntarily terminates his or her employment for good reason, he or she will be entitled to receive the following severance benefits:

•	a lump sum amount in cash equal to the executive’s annual base salary multiplied by two;

•	a lump sum amount in cash equal to the executive’s average annual bonus over the last two complete fiscal years multiplied by two;

•	immediate vesting of all of the executive’s benefits under all non-qualified retirement plans of the Bank and its affiliates in which the executive participates; and

•
continuation of health, dental, long-term disability and group term life insurance coverage at the same premium cost to the executive until the second anniversary of the executive’s termination date, subject to earlier discontinuation if the executive receives substantially similar benefits from a subsequent employer.

    In addition, the executive will be entitled to the severance benefits described above if:  (1) within 24 months after a change in control of the Company or the Bank, a successor to the Bank fails to assume the Bank’s obligations under the agreement; (2) within 24 months after a change in control of the Company or the Bank, the Bank or any successor to the Bank breaches any provision of the agreement; or (3) the executive’s employment is involuntary terminated without just cause within six months prior to a change in control that occurs during the term of the agreement and either (a) the termination was at the request or direction of the person which has entered into an agreement with the Bank for a transaction that will result in a change in control or (b ) the executive reasonably demonstrates that the termination is otherwise in connection with or in anticipation of the change in control.

    The term “good reason” is defined to include a specified reduction in the executive’s annual base salary and bonus opportunity or duties, significant diminution in position, authority or responsibilities or a required relocation.

    The definition of the term “change in control” contained in their change in control severance agreements is the same as the definition of that term in Mr. Feiger’s employment agreement as described above, except that, consistent with the original terms of these change in control severance agreements for Ms. York and Messrs. Panos, a reorganization, merger or consolidation involving the Company will constitute a change in control if the Company’s stockholders following the transaction own less than 70% (compared to 60% in Mr. Feiger’s employment agreement) of the outstanding shares of the resulting entity following the transaction.  The definition of “change in control” in Mr. Field’s and Mr. Wildman’s change in control severance agreement is identical to the definition of that term in Mr. Feiger’s employment agreement.

    The change in control severance agreements entered into in December 2008 also contain provisions intended to cause payment of any benefits under the agreement to comply with tax code section 409A (including when applicable a delay of six months in the payment of the severance benefits) and any applicable executive compensation limitations under TARP.

    Tax Gross Up Agreements.  Prior to 2008, the Company had entered into tax gross up agreements with each of its executive officers.  The form of the tax gross up agreement was most recently updated in December 2008.  Each tax gross up agreement provides that if the executive becomes entitled to receive payments or benefits in connection with a change in control, whether under his or her employment or change in control severance agreement, as applicable, or otherwise, then to the extent such payments or benefits constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, the executive generally will be paid an additional amount (referred to as a “gross up payment”) that will offset on an after tax basis, the effect of any excise tax consequently imposed upon him or her under Section 4999 of the Internal Revenue Code, provided the payments subject to the excise tax exceed a certain threshold amount.  See “Compensation Discussion and Analysis-Employment Agreements; Change in Control Severance Agreements.”  The term “change in control” is defined generally as a change in ownership of the Company or a significant financial institution subsidiary of the Company triggers the applicability of Section 280G and 4999.

Potential Payments Upon Termination of Employment or Change in Control

    As discussed under “Compensation Discussion and Analysis,” we were subject to TARP compensation limits during 2009, and we will remain subject to these limits until we have fully redeemed the preferred stock we issued to the U.S. Treasury Department pursuant to TARP.  Among other things, these limits prohibits us from paying certain amounts or benefits deemed to be “golden parachute payments” to any of the named executive officers or any of our next five most highly compensated employees.  TARP regulations define the term “golden parachute payment” to mean any payment for the departure from the Company for any reason, or any payment due to a change in control of the Company, except for payments for services performed or benefits accrued. A golden parachute payment includes the acceleration of vesting due to the departure or the change in control event, as applicable. A golden parachute payment does not include payments made (i) pursuant to a qualified pension or retirement plan, (ii) due to the employee’s death or disability; or (iii) severance required to be made pursuant to a state statute.  TARP compensation limits also generally prohibit us from providing tax “gross-ups” to any of the named executive officers or any of the next 20 most highly compensated employees.

    TARP compensation limits reduce substantially the amounts and benefits the named executive officers would otherwise have been entitled to receive as of December 31, 2009 had their employment been terminated or had a change in control event occurred on that date. The first table below reflects the amounts and benefits the named executive officers would have received had their employment been terminated or had a change in control event occurred on December 31, 2009, giving effect to TARP compensation limits.  The second table below shows what these amounts and benefits would have been, had TARP compensation limits not been in effect as of December 31, 2009.  Each table excludes (i) amounts accrued through December 31, 2009 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts, (ii) vested account balances under our 401(k) profit sharing plan, (iii) vested account balances under our nonqualified deferred compensation plans, as described under “Nonqualified Deferred Compensation,” and (iv) already vested equity awards.

Termination and Change in Control Scenarios – TARP Limits Applicable

Executive Benefits and Payments upon Termination	Voluntary	Involuntary Not for Cause	For Cause	Involuntary in Connection With or After a Change of Control	Upon a Change of Control but No Termination of Employment Occurs	Death	Disability

Mitchell Feiger
Compensation Continuation or Lump Sum Amount	$ -	$ -	$ -	$ -	$ -	$ -	$ 134,825	(1)
Acceleration of Long-Term Incentives (2)	$ -	$ -	$ -	$ -	$ -	$ 1,175,938	$ 1,175,938
Post Employment Healtcare Benefits (3)	$ 317,392	$ 317,392	$ -	$ 317,392	$ -	$ 211,595	$ 317,392
Total Benefits to be Received	$ 317,392	$ 317,392	$ -	$ 317,392	$ -	$ 1,387,533	$ 1,628,155

Jill E. York
Compensation Continuation or Lump Sum Amount	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Acceleration of Long-Term Incentives (2)	$ -	$ -	$ -	$ -	$ -	$ 604,289	$ 604,289
Post Employment Healtcare Benefits (3)	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Total Benefits to be Received	$ -	$ -	$ -	$ -	$ -	$ 604,289	$ 604,289

Thomas D. Panos
Compensation Continuation or Lump Sum Amount	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Acceleration of Long-Term Incentives (2)	$ -	$ -	$ -	$ -	$ -	$ 510,626	$ 510,626
Post Employment Healtcare Benefits (3)	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Total Benefits to be Received	$ -	$ -	$ -	$ -	$ -	$ 510,626	$ 510,626

Burton J. Field
Compensation Continuation or Lump Sum Amount	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Acceleration of Long-Term Incentives (2)	$ -	$ -	$ -	$ -	$ -	$ 188,309	$ 188,309
Post Employment Healtcare Benefits (3)	$ 180,940	$ 180,940	$ -	$ 180,940	$ -	$ 90,470	$ 180,940
Total Benefits to be Received	$ 180,940	$ 180,940	$ -	$ 180,940	$ -	$ 278,779	$ 369,249

Brian Wildman
Compensation Continuation or Lump Sum Amount	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Acceleration of Long-Term Incentives (2)	$ -	$ -	$ -	$ -	$ -	$ 397,866	$ 397,866
Post Employment Healtcare Benefits (3)	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Total Benefits to be Received	$ -	$ -	$ -	$ -	$ -	$ 397,866	$ 397,866

(1)
Represents the total salary continuation payments payable to Mr. Feiger pursuant to his employment agreement, assuming that the Board of Directors exercises its right to discontinue these payments six months after it has determined that Mr. Feiger has become entitled to benefits under a disability plan or is otherwise unable to fulfill his duties under the employment agreement.

(2)
The terms of outstanding stock option and restricted stock awards provide that all unvested awards will vest in full in the event employment is terminated due to death or disability.  The value of the stock options is based on the excess, if any, of the closing market price of our common stock on December 31, 2009 ($19.71) and the option exercise price.  The value of restricted stock is based on the $19.71 year-end stock price.

(3)
Represents the approximate cost of providing the continued health, dental, group life and disability benefit coverage.  Amount shown represents the present value of the portion of premium payments made by the Company (in the case of Mr. Feiger) or the Bank (in the case of each other named executive officer), assuming a 5% annual increase in premiums and a discount rate of 3.85% (10-year U.S. Treasury yield as of December 31, 2009).

Termination and Change in Control Scenarios – Assuming TARP Limits Not Applicable

Executive Benefits and Payments upon Termination	Voluntary	Involuntary Not for Cause		For Cause	Involuntary in Connection With or After a Change of Control		Upon a Change of Control but No Termination of Employment Occurs	Death	Disability

Mitchell Feiger
Compensation Continuation or Lump Sum Amount	$ -	$ 2,779,200	(1)	$ -	$ 5,630,050	(2)	$ -	$ -	$ 134,825	(3)
Long-Term Incentives (4)	$ -	$ 1,175,938		$ -	$ 1,175,938		$ 1,175,938	$ 1,175,938	$ 1,175,938
Post Employment Healtcare Benefits (5)	$ 317,392	$ 317,392		$ -	$ 317,392		$ -	$ 211,595	$ 317,392
Total Benefits to be Received	$ 317,392	$ 4,272,530		$ -	$ 7,123,380		$ 1,175,938	$ 1,387,533	$ 1,628,155

Jill E. York
Compensation Continuation or Lump Sum Amount	$ -	$ -		$ -	$ 814,172	(2)	$ -	$ -	$ -
Long-Term Incentives (4)	$ -	$ 604,289		$ -	$ 604,289		$ 604,289	$ 604,289	$ 604,289
Post Employment Healtcare Benefits (5)	$ -	$ -		$ -	$ 38,617		$ -	$ -	$ -
Total Benefits to be Received	$ -	$ 604,289		$ -	$ 1,457,078		$ 604,289	$ 604,289	$ 604,289

Thomas D. Panos
Compensation Continuation or Lump Sum Amount	$ -	$ -		$ -	$ 949,500	(2)	$ -	$ -	$ -
Long-Term Incentives (4)	$ -	$ 510,626		$ -	$ 510,626		$ 510,626	$ 510,626	$ 510,626
Post Employment Healtcare Benefits (5)	$ -	$ -		$ -	$ 28,339		$ -	$ -	$ -
Total Benefits to be Received	$ -	$ 510,626		$ -	$ 1,488,465		$ 510,626	$ 510,626	$ 510,626

Burton J. Field
Compensation Continuation or Lump Sum Amount	$ -	$ 842,540	(6)	$ -	$ 1,040,610	(2)	$ -	$ -	$ 70,873
Long-Term Incentives (4)	$ 188,309	$ 188,309		$ -	$ 188,309		$ 188,309	$ 188,309	$ 188,309
Post Employment Healtcare Benefits (5)	$ 180,940	$ 180,940		$ -	$ 180,940		$ -	$ 90,470	$ 180,940
Total Benefits to be Received	$ 369,249	$ 1,211,789		$ -	$ 1,409,859		$ 188,309	$ 278,779	$ 440,122

Brian Wildman
Compensation Continuation or Lump Sum Amount	$ -	$ -		$ -	$ 542,459	(2)	$ -	$ -	$ -
Long-Term Incentives (4)	$ -	$ 397,866		$ -	$ 397,866		$ 397,866	$ 397,866	$ 397,866
Post Employment Healtcare Benefits (5)	$ -	$ -		$ -	$ 42,553		$ -	$ -	$ -
Total Benefits to be Received	$ -	$ 397,866		$ -	$ 982,878		$ 397,866	$ 397,866	$ 397,866

(1)
Represents 36 monthly compensation continuation (severance) payments of $77,200 each which would be paid to Mr. Feiger under his employment agreement for an involuntary termination, as described under “Employment and Other Agreements with Named Executive Officers-Employment Agreement with Mitchell Feiger.”  If the involuntary termination were a “Non-Extension Termination,” (as defined in Mr. Feiger’s employment agreement – see “Employment and Other Agreements with Named Executive Officers–Employment Agreement with Mr. Feiger”), payments would continue only through June 30, 2011 and would total $1,389,600.

(2)
Represents the lump sum severance amount which would be paid in the event the officer’s employment is “involuntarily terminated” in connection with or following a change in control of the Company.  For Mr. Feiger, the amount includes a tax gross up payment of $1,574,709.  Also includes, for Mr. Feiger, the lump sum amount equal to the present value of accelerated deferred compensation contributions which is payable upon a change in control under Mr. Feiger’s Employment Agreement (see “Employment and Other Agreements with Named Executive Officers – Employment Agreement with Mr. Feiger”).

(3)
Represents the present value of the total salary continuation payments payable to Mr. Feiger pursuant to his employment agreement, assuming a discount rate of 3.85% and further assuming that the Board of Directors exercises its right to discontinue these payments six months after it has determined that Mr. Feiger has become entitled to benefits under a disability plan or is otherwise unable to fulfill his duties under the employment agreement.

(4)
The terms of outstanding stock option and restricted stock awards provide that all unvested awards will vest in full in the event employment is terminated due to death or disability or involuntarily terminated without cause, as well as upon a change in control event regardless of the officer’s employment status.  The value of the stock options is based on the excess, if any, of the closing market price of our common stock on December 31, 2009 ($19.71) and the option exercise price.  The value of restricted stock is based on the $19.71 year-end stock price.

(5)
Represents the approximate cost of providing the continued health, dental, group life and disability benefit coverage.  Amount shown represents the present value of the portion of premium payments made by the Company (in the case of Mr. Feiger) or the Bank (in the case of each other named executive officer), assuming a 5% annual increase in premiums and a discount rate of 3.85%.  For Messrs. Feiger and Field, represents benefits that would be provided under their employment agreements.  For Ms. York and Messrs. Panos and Wildman, represents benefits that would be provided under their change in control severance agreements.  See “Employment and Other Agreements with Named Executive Officers.”

(6)
Represents the 20 monthly compensation continuation (severance) payments of $42,127 payable to Mr. Field under his employment agreement for an involuntary termination, as described under “Employment and Other Agreements with Named Executive Officers-Employment Agreement with Burton J. Field.”

Organization and Compensation Committee Report and
Narrative and Certification Pursuant to TARP

    The Organization and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained above with management and, based on such review and discussion, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

TARP Narrative

    The Committee has reviewed and discussed with our senior risk officers certain risk-related aspects of the compensation plans in which our senior executive officers participate, as well as those employee compensation plans in which our senior executive officers do not participate.  These reviews were undertaken in a manner reasonably believed by the Committee to be in accordance with the original rules governing our participation in TARP, as well as the expanded requirements of the ARRA and June 2009 regulations.  Following is a narrative description of such reviews:

    The Committee met with our senior risk officers twice during 2009 and in early 2010 to review and discuss risks and other matters associated with our plans.  During these meetings, our senior risk officers presented detailed information gathered by them with respect to our plans.  This information included a matrix identifying the potential risks that could arise under those plans, key elements mitigating those risks and an assessment of whether the plans encouraged unnecessary and excessive risk taking, earnings manipulation or behavior focused on short-term results rather than long term value creation.  The information also included materials and analysis prepared by our consultant, Amalfi Consulting.

    In conducting its review and analysis, our senior risk officers identified our senior executive officer (SEO) plans and the incentive compensation plans we have in place for our employees.  The SEO plans are the short-term incentive variable (bonus) plan and long-term incentive plans (the Omnibus Incentive Plan) described in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement.

    The remainder of our employees participate in one or more business unit or department-based incentive plans and signing, referral and spot bonus programs.  For example, we maintain plans specific to officers and employees in our commercial loan, wealth management, retail banking, leasing and other business units and in our finance and administrative departments.  These incentive plans are intended to reward activity specific to the goals of that unit or department.  The plans are primarily short-term, with annual or more frequent recognition of performance.  Officers and employees participating in these plans may also receive long-term incentive awards under our Omnibus Incentive Plan.

    The Committee reviewed and discussed with the senior risk officers the information and analysis presented.  The analysis indicated the presence of the following factors which could reasonably be considered to mitigate against excessive or unnecessary risk taking or manipulation of earnings for compensation and to avoid a short-term focus:

•	Our incentive plans are reasonably designed to reward behaviors that support the Company’s strategic initiatives.
•
Our balanced approach to total compensation should not place our employees in highly leveraged situations where they are dependent upon incentives.  The balanced approach also incorporates elements that should foster a long-term focus.

•	We have the combination of culture, internal controls, systems and processes, and management, Committee and Board oversight reasonably necessary for identifying, managing and mitigating risks.

    In its evaluation of the short-term variable incentive plan, the senior risk officers and the Committee noted the foregoing factors and the plan’s focus on Company-wide and business unit or department goals and initiatives, all of which are based on the Board-approved budget and strategic plan.  Basing the incentive opportunity on these performance factors was viewed as encouraging our SEOs to take actions and risks in line with the risks inherent in our Company’s business and strategy and not risks that are unnecessary or excessive.  In addition, the cap on the annual bonus which may be earned, together with payment of above target amounts in restricted stock vesting over a period of years, was considered to mitigate against the incentive to take excessive risk or engage in earnings manipulation.

    With respect to long-term incentives, the senior risk officers and Committee believe that the use of restricted stock and stock option awards vesting over a period of years, strikes an appropriate balance between incentive and retention by encouraging our SEOs to execute our strategic initiatives to maintain and build the value of our Company over time.

    With respect to the business unit department-specific incentive plans, the senior risk officers and Committee noted that these plans are designed with the intention of rewarding behaviors which are supportive of and consistent with the risk embedded in our strategic plans and are not tied directly to reported earnings.  These plans are generally capped and generally represent a small percentage of the employee’s overall compensation.  As a result, the senior risk officers and the Committee concluded that they should not encourage excessive or unnecessary risks or manipulation of earnings to enhance compensation.  The Committee also concluded that, with the limited exception described below, no changes were needed to limit further an incentive to take any unnecessary risks.

    One risk mitigant identified by our senior risk officers in the review of the plans was the extent to which rewards paid under a plan were subject to adjustment or reduction should credit losses relating to loans and other transactions on which the incentive compensation was based significantly exceed expected levels.  Because credit quality is factored into bonus payouts for all employees, including SEOs, in the commercial business unit, and a meaningful portion of compensation for all senior officers is in the form of long-term restricted stock, the senior risk officers and the Committee believe that adequate mitigants to this risk are in place for these employees. The Committee did, however, determine to pay a portion of the incentive compensation earned by employees in our Lease Banking business unit on a deferred basis in order to subject those amounts to reduction in the event of unexpected credit losses.  The Committee did not take this action out of concern that excessive or unnecessary risk-taking had or may occur under the existing program, but instead to further guard against an incentive for such risk-taking and to enhance focus on the long term.

    Based upon the foregoing, the Committee certifies that:

(1) The Committee has reviewed with the Company’s senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

(2) The Committee has reviewed with the Company’s senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

(3) The Committee has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

    Submitted by the Organization and Compensation Committee of the Company’s Board of Directors:

Karen J. May, Chairperson
James N. Hallene
Richard J. Holmstrom

Organization and Compensation Committee Interlocks and Insider Participation

    No member of the Organization and Compensation Committee is a current or former officer or employee of the Company or any of the Company’s subsidiaries.  None of our executive officers has served on the board of directors or the compensation committee of any other entity that had an executive officer serving on our Board of Directors or on the Organization and Compensation Committee of our Board of Directors.  During 2009, we had various ordinary course lease banking transactions with a company of which Organization and Compensation Committee Chair Karen J. May is an executive officer.  See “Certain Transactions.”

DIRECTOR COMPENSATION

    For 2009, the fees paid to our directors for meeting attendance were as follows (no increases occurred in 2008 or 2009):

•	a fee for each regular Board meeting attended of $3,000;
•	a fee for each special Board meeting attended of $1,500;
•	a fee for each committee meeting attended of $1,000; and
•	a fee for each Executive Loan Committee meeting attended of 1,000.

    For 2009, the annual retainers paid were as follows (all increases noted occurred in June 2009):

•	Board members (other than the Chairman), $26,000;
•	the Chairman of the Board, $50,000;
•	the Compliance and Audit Committee chairperson, increased from $5,000 to $10,000;
•	the Organization and Compensation Committee chairperson, increased form $3,500 to $10,000; and
•	the Nominating and Corporate Governance Committee chairperson, and the Credit Risk Committee chairperson, each $3,500.

    All fees earned by our Company directors for 2009 could be deferred into our Stock Deferred Compensation Plan or Non-Stock Deferred Compensation Plan, described under “Non-Qualified Deferred Compensation.”  Up to 70% of fees not deferred could, in lieu of cash, be paid in five-year, immediately exercisable options to purchase Common Stock granted under our Omnibus Incentive Plan and up to 100% of fees not deferred could be paid in shares of restricted stock granted under the Omnibus Plan that vest on the first anniversary of the grant date.  Grants of stock options and restricted stock in lieu of director fees are made on the last business day of each calendar quarter.

Director Compensation Table

    The following table sets forth certain information regarding the compensation earned by or awarded to each director, who is not also a named executive officer, who served on our Board of Directors in 2009.  During 2009, Mr. Feiger did not receive any compensation for service on our Board of Directors while employed by the Company.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

David P. Bolger	-	22,725	53,025	-	-	-	75,750
Robert S. Engelman, Jr. (1)	66,000	-	-	-	-	-	66,000
Charles J. Gries	97,500	-	-	-	-	-	97,500
James N. Hallene	74,625	-	24,875	-	-	-	99,500
Thomas H. Harvey	89,000	-	-	-	-	-	89,000
Patrick Henry	63,000	-	-	-	-	-	63,000
Richard J. Holmstrom	25,500	-	59,500	-	-	-	85,000
Karen J. May	57,563	-	19,188	-	-	-	76,751
Ronald D. Santo	99,000	-	-	-	-	-	99,000

(1)
Mr. Engelman, a former Chief Executive Officer of one of the Company’s predecessors, receives a fixed annual lifetime retirement benefit of $225,000 pursuant to his supplemental executive retirement plan with the Bank.  Pursuant to his employment agreement entered into in October 1998, Mr. Engelman also receives lifetime health benefits for himself and his dependents, provided that Mr. Engelman reimburses the Company for the COBRA premium, and lifetime coverage under a Medicare Supplemental Insurance Plan.  See “Certain Transactions”.

(2)
Includes amounts deferred under our stock and non-stock deferred compensation plan, as follows: Mr. Gries - $97,500 in stock deferred compensation plan; and Ms. May $57,563 in stock deferred compensation plan.  Included in the fees paid to Mr. Santo is $9,000 for his service as a director of the Bank.

(3)
The amount in this column is calculated using the grant date fair value of the awards under ASC Topic 718, based on the number of restricted shares awarded and the fair market value of the Company’s common stock on the dates the awards were made.  The awards reflected in the table represent grants of 1,531 shares of restricted stock to Mr. Bolger in 2009 for director fees in lieu of cash.

(4)
The amounts in this column are calculated using the grant date fair value of the awards under ASC Topic 718, based on the fair value of the stock option awards as estimated using the Black-Scholes option-pricing model. The assumptions used in the calculation of these amounts are included in Note 20 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 4, 2010.  The option grants reflected in the table include grants in 2009 for director fees in lieu of cash to Messrs. Bolger, Hallene, and Holmstrom and Ms. May for 12,171, 5,877, 13,696 and 4,156 shares, respectively, which option awards vested immediately upon grant.  As of December 31, 2009, total shares underlying stock options held by the directors were as follows: Mr. Bolger – 28,931 shares; Mr. Hallene – 41,565 shares; Mr. Henry – 8,264 shares; Mr. Holmstrom – 45,731 shares; Ms. May – 14,171 shares; and Mr. Santo – 102,321.

CERTAIN TRANSACTIONS

Related Party Transactions Policy

    Our Code of Ethics and Conduct, which is applicable to all of our directors, officers and employees, contains a specific policy concerning the review, approval and monitoring of transactions directly or indirectly involving “related parties” (directors, executive officers, beneficial owners of more than 5% of the outstanding shares of our Common Stock and any immediate family members of these persons) and the Company.  The policy covers any transaction or series of similar transactions where the amount involved is expected to exceed $10,000 in any calendar year, excluding transactions of the type which would not require disclosure in our proxy statement under SEC rules (without regard to the amount involved) as well as any loan to a related party made in compliance with our policy on loans to affiliates or any deposit or other customer relationship in the ordinary course of our business that is at arms-length and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

    Under the policy, related party transactions must be approved or ratified by the Nominating and Corporate Governance Committee of our Board of Directors.  The policy provides that the Nominating and Corporate Governance Committee should consider the following factors, among any others it deems appropriate, in making a decision whether to approve or ratify a transaction: (1) the extent of the related party’s interest in the transaction, (2) if applicable, the availability of other sources of comparable products or services, (3) whether the terms of the transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (4) the fairness and expected benefits of the transaction to the Company, (5) the aggregate value of the transaction and (6) in the case of a transaction involving a director of the Company, whether the transaction would impair the independence of the director.

    A director may not participate in any discussion or approval by the Nominating and Corporate Governance Committee of any related party transaction with respect to which he or she is a related party, but must provide to the Nominating and Corporate Governance Committee all material information reasonably requested concerning the transaction.  If a related party transaction will be ongoing, the Nominating and Corporate Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related party.  Thereafter, the Nominating and Corporate Governance Committee, on at least an annual basis, must review and assess ongoing relationships with the related party to see that they are in compliance with any such guidelines and that the related party transaction remains appropriate.

    A copy of our Code of Conduct and Ethics is available on our website, www.mbfinancial.com, by clicking “Investor Relations”, “Corporate Governance” and then “Governance Documents”.

Transactions

    Our directors and executive officers and their affiliates were customers of and have had transactions with the Bank.  Additional transactions may be expected to take place in the future.  All outstanding loans, commitments to make loans, transactions in repurchase agreements and certificates of deposit and other depository relationships were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

    Loans outstanding to our executive officers and directors, including companies in which they have management or ownership control were approximately $635,000 at December 31, 2009.

    The largest relationship to a single director or executive officer at December 31, 2009 totaled $528,000.  The longest maturity date on a loan to a director or executive officer was 30 years.  Interest rates on director or executive officer loans were 4.75% for fixed rate loans and Prime less 55 basis points on adjustable rate loans.  These terms are consistent with the terms offered to other customers with similar risk characteristics.

    In addition to the lending relationships described above, as part of its ordinary course Lease Banking activities, LaSalle Systems Leasing, Inc., a subsidiary of the Bank, has entered into various equipment lease transactions with Kraft Foods, Inc. (“Kraft”).  Company Director Karen J. May is an executive officer of Kraft.  Ms. May did not have any direct or indirect involvement with these transactions and has not received any direct or indirect compensation or other benefits from these transactions.  These transactions were on substantially the same terms as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of default or present other unfavorable features.  These transactions include both direct finance leases and operating leases.  The aggregate remaining rent payments owed at December 31, 2009 was approximately $8.5 million.

    James Field, the son of Company Vice President and President of Lease Banking for the Bank, Burton J. Field, is a member of the law firm of Field & Goldberg, LLC, which the Company utilizes for certain legal services.  Fees paid by the Company to this law firm during 2009 totaled $314,403.

    Company Director Robert S. Engelman, Jr., who served as Chairman of the Board of Directors of Old MB Financial prior to the MB-MidCity Merger and as President and Chief Executive Officer of Old MB Financial (then known as Avondale Financial Corp.) from January 1993 until February 1999, receives a fixed annual lifetime retirement benefit of $225,000 pursuant to his supplemental executive retirement plan with the Bank.  Pursuant to his employment agreement entered into in October 1998, Mr. Engelman also receives lifetime health benefits for himself and his dependents, provided that Mr. Engelman reimburses the Company for the COBRA premium.  Mr. Engelman’s son, Christopher Engelman, is a director of wealth management for the Bank and a managing director of Cedar Hill Associates, LLC, an asset management firm in which the Bank purchased an 80% interest in April 2008.  Compensation (including salary and bonus) paid to Christopher Engelman for 2009 totaled $253,231.  During 2009, Christopher Engelman was also awarded 1,275 shares of restricted stock.

    Company Director Ronald Santo, who retired as Group President of MB Financial Bank in September 2008, receives lifetime coverage of continued premium payments by the Bank on long-term care insurance policies maintained for him and his spouse pursuant to the employment agreement he had with the Bank.  Additionally, Mr. Santo and his spouse receive lifetime coverage under a Medicare Supplemental Insurance Plan provided that the annual costs to the Bank are not to exceed $25,000.

    Mitchell Feiger serves on the Board of Directors of Calamos Asset Management, Inc. (“Calamos”).  Oak Brook Bank, prior to its purchase by MB Financial, Inc., entered into a loan agreement with Calamos Family Partners, Inc., an affiliate of Calamos.  The loan provides financing for the development of a two story office building in Naperville, IL.  All transactions were on substantially the same terms as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of default or present other unfavorable features.  The outstanding balance on the loan as of December 31, 2009 was $6.5 million.

PROPOSAL II.  ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

    As a participant in the TARP Capital Purchase Program, we are required under the ARRA to include in this Proxy Statement and present at the Meeting a non-binding stockholder vote to approve the compensation of our executives, as disclosed in this Proxy Statement pursuant to the compensation rules of the SEC.  This proposal, commonly known as a “say on pay” proposal, gives stockholders the opportunity to endorse or not endorse the compensation of the Company’s executives as disclosed in this Proxy Statement.  The proposal will be presented at the Meeting in the form of the following resolution:

    RESOLVED, that the stockholders approve the compensation of the Company’s executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in the Company’s Proxy Statement for the Annual Meeting.

    As provided under the ARRA, this vote will not be binding on the Company’s Board of Directors and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  Nor will it affect any compensation paid or awarded to any executive.  The Organization and Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

    The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of stockholder value.  Our Board of Directors believes that our compensation policies and procedures achieve this objective, and therefore recommends that stockholders vote FOR this proposal.

PROPOSAL III.  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    The Audit Committee has appointed McGladrey & Pullen LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.  Although stockholder ratification of the appointment of McGladrey & Pullen, LLP is not required by our bylaws or otherwise, our Board of Directors is submitting this appointment to stockholders for their ratification at the Meeting as a matter of good corporate practice.  If the stockholders do not ratify the appointment of McGladrey & Pullen LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.  Even if the appointment of McGladrey & Pullen LLP is ratified by the stockholders at the Meeting, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year.

    The Board of Directors recommends that stockholders vote FOR ratification of the appointment of McGladrey & Pullen LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

    McGladrey & Pullen, LLP served as our independent registered public accounting firm for the year ended December 31, 2009.  Representatives of McGladrey & Pullen, LLP have been invited to be present at the Meeting, and we expect that they will attend.  If present, these representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

    Set forth below is information regarding fees for the various services provided to the Company by McGladrey & Pullen, LLP during 2009 and 2008.

Audit Fees

    2009.  McGladrey & Pullen, LLP billed us $678,245 for professional services rendered by it for the audit of our consolidated annual financial statements and review of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for the audit of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, for the audit of the annual financial statements of Vision Investment Services, Inc., a subsidiary of the Company, for the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, and for reviews of two prospectuses, and certain  Forms 8-K.

    2008.  McGladrey & Pullen, LLP billed us $479,000 for professional services rendered by it for the audit of our consolidated annual financial statements and review of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for the audit of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, for the audit of the annual financial statements of Vision Investment Services, Inc., a subsidiary of the Company, for the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, and for reviews of a Form S-3 registration statement and certain  Forms 8-K.

Audit-Related Fees

    2009.  McGladrey & Pullen, LLP billed us $32,630 for professional services rendered by it for the December 31, 2008 audit of our 401(k) profit sharing plan.

    2008.  McGladrey & Pullen, LLP billed us $30,000 for professional services rendered by it for the December 31, 2007 audit of our 401(k) profit sharing plan.

Tax Fees

    2009 and 2008.  McGladrey & Pullen, LLP did not perform any professional services for us that would be considered in the tax fee category during the fiscal year ended December 31, 2009 or 2008.

All Other Fees

    2009 and 2008.  McGladrey & Pullen, LLP did not perform any professional services for us that would be considered in the all other fee category during the fiscal year ended December 31, 2009 or 2008.

Pre-Approval Policy

    The Compliance and Audit Committee has a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.  The policy provides for the general pre-approval of specific types of audit, audit-related, tax and other services, gives detailed guidance regarding the specific services that are eligible for general pre-approval and provides the specific cost limits for each such service.  The policy also provides that specific pre-approval of services to be provided by the independent registered public accounting firm will be required if such services have not been generally pre-approved by the Compliance and Audit Committee or if such services exceed specific pre-approved cost limits.  Under the policy, the term of any general pre-approval of services is 12 months from the date of general pre-approval, unless the Compliance and Audit Committee specifically provides for a different period.

    In addition, the policy provides that the Compliance and Audit Committee may delegate pre-approval authority to one or more of its members.  Any member or members of the Compliance and Audit Committee to whom such authority is delegated must report any pre-approval decisions to the Compliance and Audit Committee at its next scheduled meeting.  The policy prohibits the Compliance and Audit Committee from delegating its responsibilities to pre-approve services to be performed by the independent registered public accounting firm to the Company’s management.

    None of the services provided by the independent registered public accounting firm described above in the fiscal years ended December 31, 2008 and 2009 were approved by the Compliance and Audit Committee pursuant to a waiver of the pre-approval requirements of the SEC’s rules and regulations.

PROPOSAL IV.  STOCKHOLDER PROPOSAL REQUESTING THE BOARD TO TAKE NECESSARY STEPS TO PROVIDE EXPENSE REIMBURSEMENT IN CONTESTED DIRECTOR ELECTIONS

    Richard M. Rieser, Jr., whose address is 1342 Hillside Road, Northbrook, IL 60062, has notified the Company that he beneficially owns 360,163 shares of the Company’s Common Stock and intends to present for action at the Meeting the resolution set forth below.  The text of the resolution and supporting statement as submitted by the proponent is set forth below verbatim under the heading “Stockholder Proposal,” and the Company is not responsible for this proposal or supporting statement.   The response of our Board of Directors to this proposal follows under the heading “Board of Directors’ Statement in Opposition.”

Stockholder Proposal

Resolved:  The shareholders of MB Financial, Inc. (“MB”) request MB’s Board of Directors (“Board”) promptly to take all necessary steps to reform its director elections to provide expense reimbursement in contested elections for directors.

Currently, rivals to MB’s candidates for directorships must bear their own costs in a contested election.  Instead, under this proposal, MB shall provide that where a challenge in mounted by shareholders holding 250,000 or more of MB’s common shares, then if this rival slate garners support of more than 1/3 of the shareholders voting on the election of any rival director, MB shall reimburse the challenger(s)’ reasonable costs.

Supporting Statement:  This proposal is inspired by the distinguished Harvard Law professor Lucian Bebchuk’s writing, especially his seminal article entitled “The Myth of the Shareholder Franchise”, 93 Virginia Law Review 676-732 (2007).  For a link to Professor Bebchuk’s writings, go to http://www.law.harvard.edu/faculty/bebchuk.

Bebchuk’s approach to election reform focuses on enhancing shareholder value.  He stresses shareholder power to replace directors performing unsatisfactorily as the superior “accountability” mechanism.  He explains how replacing directors is too costly and difficult.  The reform proposed here lessens these costs and difficulties.

Establishing a better accountability mechanism for MB directors is called for now.  MB’s earnings per common share (from continuing operations) have declined year-over-year since 2005, long before the start of the current recession.  In 2009 MB cut its common dividend to a nominal penny per quarter and permanently and heavily diluted longer-term holders of MB common stock.  At 9/30/2009, credit quality continued to deteriorate – with MB reporting $551 million in troubled assets, representing over 64% of tangible common equity and loss reserves.  Over the 7 quarters ending 9/30/2009, MB has charged off (net) $163 million in loans.  At 11/3/2009, MB’s common stock price has declined 39.14% year-to-date and 60.2% from 5 years ago.

Fielding a rival slate to challenge Board nominees is expensive and currently non-reimbursable.  Larger shareholders of well-capitalized corporations usually own only a small portion of a company’s common stock.  Thus dissatisfied shareholders are more likely to sell their stakes, tending to reduce remaining shareholders’ value, than to attempt to replace directors.  Reimbursement mechanisms appropriately adjust the balance of power in director elections.

The trend in corporate governance is moving toward reimbursing active “shareholders for the expense of unseating management-backed directors.”  See the Wall Street Journal, 10/26/2009, reporting Health South having voluntarily adopted such a policy and a large union, the AFSCME, having submitted proposals in 2009 at Dell and Office Depot “to reimburse successful board challenges for reasonable outlays.”

To a similar end by a different means, the SEC is currently considering adopting a “proxy process” rule that would let owners of at least 1% of company with a market value of $700 million or more include information about their rival board nominees in corporate proxy materials.  MB falls today in this $700 million-plus market value category.

Board of Directors’ Statement in Opposition

    Our Board of Directors and the Nominating and Corporate Governance Committee of the Board have considered this proposal and concluded that its implementation is unnecessary, contrary to good governance practices and would not be in the best interests of the Company or its stockholders.  Accordingly, the Board recommends a vote AGAINST this proposal for the following reasons.

    Our Board already has the power to reimburse the expenses of a stockholder who initiates a director election contest (commonly referred to as a “proxy contest”) if the Board determines that reimbursement would be in the best interests of the Company and its stockholders and that the amounts to be reimbursed are reasonable.  The proponent is therefore incorrect in stating that “fielding a rival slate to challenge Board nominees is . . . currently non-reimbursable.”

    This proposal, if implemented and subject to its limited conditions, would make such reimbursement mandatory, and would require that all of the Company’s stockholders bear the costs incurred by any individual stockholder (or group of stockholders), even if:

•	not a single “rival” director is elected, but one receives merely one vote more than one-third of the votes cast; or

•
the “rival” director candidate or candidates are “special interest” candidates who may not have been vetted against the detailed criteria considered by our Nominating and Corporate Governance Committee in recommending director candidates.

    Obligation to Reimburse Costs of Campaign by Losing Director Candidate.  We believe that imposing upon the Company the obligation to reimburse the costs incurred by an opposition candidate in a proxy contest, particularly where the opposition candidate may have been rejected by the Company’s stockholders voting in the election, would be unfair to the Company’s stockholders.  Furthermore, by taking away our Board’s discretion to award expense reimbursement, all of our stockholders would lose the protections currently afforded by having the propriety or amount of any reimbursement reviewed by individuals exercising a fiduciary duty to all stockholders. Under the proposal, reimbursement would automatically be awarded regardless of the propriety or fairness of the circumstances to all of the Company’s stockholders.  We therefore believe that the proposal, if adopted, would be contrary to good corporate governance practices.

    Obligation to Reimburse Costs of Campaign by Director Candidate Regardless of Fitness, Suitability or Commitment to long term best interests of the Company and its Stockholders.   The Nominating and Corporate Governance Committee of the Board has the responsibility to identify and recommend to the Board qualified director candidates, considering the criteria described on pages 12 and 13 of this proxy statement under the caption “Nominating and Corporate Governance Committee.”  Stockholders have the opportunity to recommend director candidates and have the qualifications of these candidates considered by the Nominating and Corporate Governance Committee using the same criteria it uses for all other nominees.  However, nominations made by individual stockholders in a contested election need not be made in consideration of these or any other criteria, and the Board believes that some individual stockholders or stockholder groups may desire to propose “special interest” candidates to pursue their own personal interests, which may not be in the long-term best interests of the Company and its stockholders.  For this reason, our Board believes that stockholders should pay their own expenses to promote their own director candidates, subject to the Board having the authority to award reimbursement of reasonable expenses where it believes that doing so would be appropriate and be in the best interests of the Company and its stockholders.  For this reason also we believe that imposing upon the Company the obligation to reimburse the costs of proxy contests by “rival” director candidates, regardless of their fitness or suitability or their commitment to the long term best interests of the Company and all of its stockholders, would be contrary to good corporate governance practices.

    The proponent asserts that “the trend in corporate governance is moving toward reimbursing active ‘shareholders for the expense of unseating management-backed directors’,” and notes that one company (Health South) voluntarily adopted such a policy and that stockholder proposals similar to his were submitted at the annual stockholder meetings of two companies (Dell and Office Depot) in 2009.  The proponent fails to mention, however, that Dell and Office Depot both reported to the SEC that a clear majority of their stockholders voting on these proposals rejected them, with approximately 65% of the Dell stockholders voting on the proposal voting against it and approximately 61% of the Office Depot stockholders voting on the proposal voting against it.

    The proponent also asserts that implementing a mandatory reimbursement policy is necessary to encourage stockholders to initiate election contests who would otherwise be discouraged from doing so by the costs involved.  While we acknowledge that the costs of conducting an election contest can be significant, the SEC has taken steps that we believe will make election contests much easier and less expensive to conduct.  The proponent himself points out that the SEC has proposed adopting a so-called “proxy access” rule that would allow holders of more than a specified percentage of the outstanding shares of a company’s stock to include their own director nominees in the company’s proxy materials.  This would result in a substantial cost savings to a qualifying stockholder seeking to initiate an election contest, as the stockholder would not need to prepare and distribute the stockholder’s own proxy materials. In addition, the adoption of the SEC’s “e-proxy” rules in 2007, which allow proxy materials to be furnished over the internet, already facilitate director election contests by allowing stockholders to nominate competing candidates without incurring most of the high printing and mailing costs previously required in such a contest.

    Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal.  This proposal, if approved, is not binding on the Company’s Board of Directors.  For the reasons stated above, our Board believes that the proposed mandatory expense reimbursement would not be in the best interests of the Company and its stockholders and accordingly recommends that stockholders vote AGAINST this proposal.

PROPOSAL V.  STOCKHOLDER PROPOSAL REQUESTING THE BOARD TO TAKE NECESSARY STEPS TO DECLASSIFY THE BOARD

Gerald R. Armstrong, whose address is 910 Sixteenth Street, No. 412, Denver CO 80202-2917, has notified the Company that he beneficially owns 206 shares of the Company’s Common Stock and intends to present for action at the Meeting the resolution set forth below.  The text of the resolution and supporting statement as submitted by the proponent is set forth below verbatim  under the heading “Stockholder Proposal,” and the Company is not responsible for this proposal or supporting statement.  The response of the Company’s Board of Directors to this proposal follows under the heading “Board of Directors’ Statement in Opposition.”

Stockholder Proposal

RESOLUTION

That the shareholders of MB FINANCIAL, INC. request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually.  The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

STATEMENT

The current practice of electing only one-third of the directors for three-years terms is not in the best interest of the corporation or its shareholders.  Eliminating this staggered system increases accountability and gives share-holders the opportunity to express their views on the performance of each director annually.  The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception

As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it.  In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.

The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments expecially during these times of great economic challenge.

Arthur Levitt, former Chairman of the Securities and Exchange Commission said, “In my view, it’s best for the investor if the entire board is elected once a year.  Without annual election of each director, shareholders have far less control over who represents them.”

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.

In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

Board of Directors’ Statement in Opposition

    Our Board of Directors and the Nominating and Corporate Governance Committee of the Board regularly consider and evaluate a broad range of corporate governance issues affecting the Company, including whether to maintain the Company’s classified board structure.   The Board and Nominating and Corporate Governance Committee have considered this proposal and concluded that its implementation would not be in the best interests of the Company or its stockholders.  Accordingly, our Board recommends a vote AGAINST this proposal for the following reasons.

    The Company’s charter provides that the Board of Directors is to be divided into three classes, with directors elected to staggered three-year terms.  Accordingly, approximately one-third of our directors stand for election at each annual meeting of stockholders and a majority of our Board can be replaced in the course of two annual meetings.  We believe that the classification of directors enhances stockholder value by fostering a knowledgeable, experienced and independent board.

    The classification of our Board increases the likelihood that, at any given time, a majority of our directors will have at least several years’ experience in the oversight of the Company’s business and affairs, which promotes stability in our business strategies and policies.  This enables our directors to build on past experience and to plan for a reasonable period into the future.  The classification of our Board also helps us attract and retain highly qualified individuals willing to dedicate the time necessary to understand the Company, its business and operating environment.  We believe that a nominee’s agreeing to serve a three-year term demonstrates his or her commitment to the Company over the long-term.  Given the current corporate governance climate in which many qualified individuals are increasingly reluctant to serve on public company boards, our Board believes we could also be placed at a competitive disadvantage in recruiting director candidates if their Board service could potentially be only for a one-year period.

    We believe that the continuity and stability provided by a classified board structure is particularly valuable during times of significant business challenges.  In the face of the substantial decline in economic conditions during 2008 and 2009, our directors’ experience with the Company and their ability to focus on the long-term provided to them by our classified board structure helped us to take decisive actions to strengthen our liquidity and capital positions, significantly grow the Company through multiple FDIC-assisted acquisition transactions and better position the Company to capitalize on the economic recovery when it begins.  In contrast, annual elections of all directors may result in a focus on shorter-term business issues and short-term pressures from special interests. This short-term focus may be contrary to the long-term best interests of the Company and its stockholders.

    Many opponents of classified boards assert that the annual election of all directors is necessary to ensure director independence and accountability.  Our Board strongly disagrees with this assertion.  The Board believes that the longer term of office provided by three-year terms, rather than one-year terms, enhances the independence of our non-employee directors.  This longer term of office provides a certain amount of independence from special interest groups and others who may have an agenda contrary to the long-term interests of all stockholders. As a result, the accountability for directors will be more closely linked to the long-term implications of their decisions rather than short-term results. Independence may also be enhanced when directors are not concerned about being re-nominated by the Company’s other directors every year.

    Our Board is committed to corporate accountability and believes that such accountability depends on the selection of responsible and experienced individuals for Board service, regardless of whether they are elected for one-year or three-year terms.  In addition, the fiduciary duties our directors owe to stockholders are not affected by the length of their terms.  In the Board’s view, the annual election of approximately one-third of the directors provides stockholders with an orderly and effective means to encourage change and to communicate their views on the performance of the Company and the Board.

    A classified board structure also helps to protect stockholder value in the face of a coercive takeover attempt.  A classified board structure does not prevent or preclude unsolicited takeover attempts, but it empowers the incumbent board to negotiate terms to maximize the value of the transaction to all stockholders.  Absent the classification of our Board, a potential acquirer could gain control of the Company by replacing a majority of the Board with its own slate of nominees at a single annual meeting by a simple plurality of the votes cast.  In contrast, the classification of our Board encourages stockholders who may seek to acquire control of the Company to initiate arm’s-length discussions with the Board, which may be in a stronger position to negotiate a higher price or more favorable terms for stockholders or to seek to prevent a takeover that the Board believes is not in the best interests of stockholders.  The fact that our entire Board cannot be removed in a contested election at a single annual meeting gives our directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, consider alternative proposals and be in a better position to negotiate the best result for all stockholders. Of course, in considering any takeover effort or other significant development concerning the Company, the Board understands that its duty is to protect the interests of all the Company’s stockholders.  The Board has always endeavored to discharge that duty to its utmost ability.

    The Company’s charter has provided for the classification of our Board since the Company’s inception in 2001. The approval of the stockholder proposal requires the affirmative vote of a majority of the votes cast on the matter.  Approval of the proposal would not automatically eliminate the Company’s classified board structure, however.  The approval of our Board of Directors and a subsequent vote of our stockholders to amend the Company’s charter to de-classify the Board would be required to effect this change.  Under the Company’s charter, the affirmative vote of the holders of at least 80% of the outstanding shares of our Common Stock would be required for approval of such an amendment.  The approval of the stockholder proposal does not bind our Board to initiate the steps required for a charter amendment to de-classify our Board.

    For the reasons discussed above, the Board believes that the Company’s classified board structure is the best interests of the Company and its stockholders and accordingly recommends that stockholders vote AGAINST this proposal.

REPORT OF THE COMPLIANCE AND AUDIT COMMITTEE

    Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and the system of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.  The Company’s independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to the financial statements’ conformity with accounting principles generally accepted in the United States of America, and annually attesting to management’s assessment of the effectiveness of the Company’s internal control over financial reporting.  It is the Compliance and Audit Committee's responsibility to monitor and oversee these processes and procedures.

    The Compliance and Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2009, with management and with McGladrey & Pullen, LLP, the Company’s independent registered public accounting firm for 2009.  The Compliance and Audit Committee also has discussed with McGladrey & Pullen, LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as currently in effect.  Finally, the Compliance and Audit Committee has received the written disclosures and the letter from McGladrey & Pullen, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding McGladrey & Pullen, LLP’s communications with the Compliance and Audit Committee concerning independence as currently in effect, and discussed with McGladrey & Pullen, LLP their independence.  Based upon the review and discussions described in this report, the Compliance and Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

    Submitted by the Compliance and Audit Committee of the Company’s Board of Directors:

Charles J. Gries, Chairman
David P. Bolger
Richard J. Holmstrom

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of the outstanding shares of our Common Stock to file reports of ownership and changes of beneficial ownership with the Securities and Exchange Commission and to furnish us with copies of the reports they file.  Based solely on a review of the reports we received, or written representations from certain reporting persons, we believe that with respect to 2009 all reports were timely filed.

STOCKHOLDER PROPOSALS

    In order to be eligible for inclusion in the our proxy materials for the next annual meeting of stockholders, any stockholder proposal for that meeting must be received by the Company’s Corporate Secretary at MB Financial Center, 6111 North River Road, Rosemont, Illinois  60018 by December 8, 2010.  Any such proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any stockholder proposal (regardless of whether included in the Company's proxy materials), our charter and bylaws and Maryland law.

    Our bylaws contain additional notification requirements for stockholder proposals, regardless of whether they are submitted for inclusion in our proxy materials.  In order to be considered for presentation at the next annual meeting, written notice of a stockholder proposal containing the information specified in Article I, Section 6 of our bylaws must be received by the Company's Secretary not earlier than the close of business on January 19, 2010 and not later than the close of business on February 18, 2011.  If, however, the date of the next annual meeting is before April 29, 2011 or after July 18, 2011, the notice of the stockholder proposal must instead be received by the Company’s Secretary not earlier than the close of business on the 120th day prior to the date of the next annual meeting and not later than the close of business on the later of the 90th day before the date of the next annual meeting or the tenth day following the first to occur of the day on which notice of the date of the next annual meeting is mailed or the day on which public announcement of the date of the next annual meeting is first made by the Company.

FORM 10-K

    This Proxy Statement is accompanied by a copy of our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission (excluding exhibits).  To request a copy of the 10-K with exhibits, or to obtain a copy of our 2009 Summary Annual Report, call or write to: Doria L. Koros, Secretary, MB Financial, Inc., 6111 N. River Road, Rosemont, Illinois 60018; tel. (847) 653-1992.  Alternatively, copies of these documents may be obtained from our website, www.mbfinancial.com, by clicking “Investor Relations.”

OTHER MATTERS

    The cost of solicitation of proxies will be borne by the Company.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our Common Stock. In addition to solicitation by mail, directors, officers and employees of the Company and the Bank may solicit proxies personally or by telephone without additional compensation.

By Order of the Board of Directors

Mitchell Feiger
President and Chief Executive Officer

Chicago, Illinois
April 7, 2010

VOTE BY INTERNET -www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time
MB FINANCIAL, INC.	the day before the cut-off date or meeting date. Have your
6111 N. RIVER RD.	proxy card in hand when you access the web site and follow the
ATTN: DORIA L. KOROS	instructions to obtain your records and to create an electronic
ROSEMONT, IL 60018	voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-
paid envelope we have provided or return it to Vote Processing,
c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:        KEEP THIS PORTION FOR YOUR RECORDS

----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.          DETACH AND RETURN THIS PORTION ONLY

MB FINANCIAL, INC.

The Board of Directors recommends that you vote FOR ALL nominees named in Proposal 1:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01 Mitchell Feiger 02 Charles J. Gries 03 James N. Hallene

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends that you vote FOR Proposals 2 and 3.

The Board of Directors recommends that you vote AGAINST Proposals 4 and 5.

	For	Against	Abstain
4. Stockholder proposal requesting the Board to take the necessary steps to provide expense reimbursement in contested director elections.	☐	☐	☐
5. Stockholder proposal requesting the Board to take the necessary steps to declassify the Board.	☐	☐	☐

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment or postponement thereof.

NOTE: The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of Notice of the Meeting, a Proxy Statement and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

MB FINANCIAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS - MAY 19, 2010

The undersigned hereby appoints Patrick Henry, Richard J. Holmstrom and Karen J. May, and each of them, with full power of substitution, acting by a majority of those present and voting, or if only one is present and voting then that one, to act as attorneys and proxies for the undersigned to vote all shares of common stock of MB Financial, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the "Meeting"), to be held on Wednesday, May 19, 2010, at MB Financial Center, located at 6111 North River Road, Rosemont, Illinois, at 8:30 a.m., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if present.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR THE APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, FOR THE RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP AND AGAINST THE TWO STOCKHOLDER PROPOSALS.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY THE INTERNET OR PHONE. SEE INSTRUCTIONS ON REVERSE SIDE.

Continued and to be signed on reverse side